       Post-Qualification Offering Circular Amendment No. 1

File No. 024-11475

CLICKSTREAM CORPORATION

300,000,000 Shares of Common Stock

This Post-Qualification Offering Circular Amendment No. 1 (the “PQA”) amends the Offering Statement of Clickstream Corporation, a Nevada corporation, filed on March 4, 2021, and qualified on September 7, 2021, and as may be amended and supplemented from time to time, to: (a) add 200,000,000 additional shares of common stock to be offered by our company pursuant to this PQA, for a revised maximum of 300,000,000 shares of common stock; and (b) to reduce the offering price of the remaining 250,000,000 unsold shares of common stock (the “Remaining Shares”) to $__[0.005-0.04] per share (the price to be fixed by a post-qualification supplement).

We are offering a number of shares of our common stock at a fixed price of $__[0.005-0.04] per share, with no minimum to be sold up to a maximum of 300,000,000 shares, in a self-underwritten best-efforts public offering for gross proceeds of up to $__[3,750,000-12,500,000], assuming the sale of all Remaining Shares. We are using the disclosure format of Part 1 of Form S-1 pursuant to the general instructions of Part II (a)(1) of Form 1-A and are following the requirements for a smaller reporting company as we meet the definition of term in Rule 405.

We currently have 348,115,860 shares of our common stock outstanding and 3,653,130 shares of our Series A Preferred Stock outstanding, with each share of Series A Preferred Stock entitled to vote on the basis of 100 times each outstanding share of our common stock. (See “Description Of Our Securities”).

This offering commenced on September 9, 2021. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) September 6, 2023, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “How We Plan to Offer and Sell our Shares”).

Investment in our common stock involves a high degree of risk. See, “Risk Factors”, beginning on page 2 of this PQA.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

Title of Class of Securities Offered	Total Number of Shares Offered	Number of Shares Sold to Date	Proceeds to the Company to Date (1)	Number of Remaining Shares to Be Sold	Price to Public of Remaining Shares to Be Sold		Proceeds from Remaining Shares (1)		Commissions (2)	Total Proceeds (3)
Common Stock	300,000,000	50,000,000	$2,500,000	250,000,000	$	[0.005-0.04]	$	[1,250,000-10,000,000]	$-0-	$	[3,750,000-12,500,000]

(1)	Does not reflect payment of expenses of this offering, which are estimated to not exceed $37,500 and which include, among other things, legal fees, accounting costs, reproduction expenses, due diligence, marketing, consulting, administrative services other costs of Blue Sky compliance, technology providers and actual out-of-pocket expenses incurred by us in this offering. If we engage the services of broker-dealers in connection with this offering, their commissions will be an additional expense of this offering. See “How We Plan to Offer and Sell our Shares” for details regarding the compensation payable in connection with this offering.
(2)	We have not enlisted the services of a broker-dealer or underwriter, but may at some time in the future. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this PQA. (See “How We Plan to Offer and Sell our Shares”).
(3)	Assumes that all of the Remaining Shares are sold.

THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONCERNING THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR, OR OF ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE COMPANY OR ANY OF ITS EMPLOYEES, AGENTS OR AFFILIATES, AS INVESTMENT, LEGAL, FINANCIAL OR TAX ADVICE.

BEFORE INVESTING IN THIS OFFERING, PLEASE REVIEW ALL DOCUMENTS CAREFULLY, ASK ANY QUESTIONS OF THE COMPANY’S MANAGEMENT THAT YOU WOULD LIKE ANSWERED AND CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING THIS INVESTMENT.

The date of this Post-Qualification Offering Circular Amendment No. 1 is September 22, 2022.

i

USE OF PRONOUNS AND OTHER WORDS

The pronouns “we”, “us”, “our” and the equivalent used in this PQA mean Clickstream Corporation. In the footnotes to our financial statements, the “Company” means Clickstream Corporation. The pronoun “you” means the reader of this PQA.

SUMMARIES OF REFERENCED DOCUMENTS

This PQA contains references to, summaries of and selected information from agreements and other documents. These agreements and other documents are not incorporated by reference; but, are filed as exhibits to our Regulation A Offering Statement of which this PQA is a part and which we have filed with the SEC. We believe the summaries and selected information provide all material terms from these agreements and other documents. Whenever we make reference in this PQA to any of our agreements and other documents, you should refer to the exhibits filed with our Regulation A Offering Statement of which this PQA is a part for copies of the actual agreement or other document. See “Where You Can Find Additional Information About Us” for instructions as to how to access and obtain these agreements and other documents.

FORWARD-LOOKING STATEMENTS

This PQA contains forward–looking statements that involve risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may,” or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward-looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts, and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this PQA.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PQA

You should rely only on the information contained in this PQA. We have not authorized anyone to provide information different from that contained in this PQA. We will sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this PQA is accurate only as of the date of this PQA regardless of the time of delivery of this PQA or the distribution of our common stock.

Summary of Information in Offering Circular

Our common stock is publicly traded in the over-the-counter market under the ticker or trading symbol “CLIS.” We filing periodic reports with the SEC pursuant to the Securities Exchange Act of 1934.

Our common stock is quoted in the over-the-counter under the symbol “CLIS” in the OTC Pink marketplace of OTC Link. On September 16, 2022, the closing price of our common stock was $0.009 per share.

We plan to use the net proceeds from the offering for payment of outstanding liabilities, salary and related compensation, application development, marketing expense, cash prizes for games and working capital.

Investment in our common stock involves a high degree of risk. (See “Risk Factors”).

OFFERING SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this PQA and/or incorporated by reference in this PQA. For full offering details, please (1) thoroughly review this Form 1-A filed with the SEC (2) thoroughly review this PQA and (3) thoroughly review any attached documents to or documents referenced in, this Form 1-A and this PQA.

Type of Stock Offering:	Shares of our common stock.
Price Per Share:	$.__[0.005-0.04] per share.
Maximum Offering:	$__[3,750,000-12,500,000], assuming all Remaining Shares are sold. The Company will not accept investments greater than the maximum offering amount.
Maximum Shares Offered:	300,000,000 shares of common stock, including the 250,000,000 Remaining Shares.
Use of Proceeds:	See the description in section entitled “Use of Proceeds to Company” on page ___ herein.
Voting Rights:	The shares of common stock have voting rights.
Length of Offering:	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) September 6, 2023, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).
Shares Outstanding:	As of September 2, 2022, there were 348,115,860 shares of our common stock issued and outstanding.
Derivative Securities Outstanding:	As of the date of this PQA, we had 3,653,130 shares of Series A Preferred Stock issued and outstanding, which are initially convertible into 365,313,000 shares of our common stock.
Trading:	Our common stock is traded on the Pink Market of the OTC Markets under the symbol “CLIS.”

We may not be able to sell the maximum offering amount hereunder. The Company will conduct one or more closings on a rolling basis as funds are received from investors. Funds tendered by investors will be kept in an account in the Company’s name and will be immediately available to the Company. Once a subscription agreement is accepted by the Company, funds are non-refundable. The net proceeds of the offering will be the gross proceeds of all of the shares sold minus the expenses of this offering.

RISK FACTORS

In addition to the forward-looking statements and other comments regarding risks and uncertainties included in the description of our business and elsewhere in this PQA, the following risk factors should be carefully considered when evaluating our business and prospects, financial and otherwise. Our business, financial condition and financial results could be materially and adversely affected by any of these risks. The following risk factors do not include factors or risks which may arise or result from general economic conditions that apply to all businesses in general or risks that could apply to any issuer or any offering.

Risks Relating to Our Financial Condition

The report of our independent registered public accounting firm on our financial statements for the year ended September 30, 2021, indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. The report of our independent registered public accounting firm indicates uncertainty concerning our ability to continue as a going concern and this may impair our ability to raise capital to fund our business. In its opinion on our financial statements for the year ended September 30, 2021, our independent registered public accounting firm raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to raise capital on attractive terms. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The obtainment of additional financing, the successful development of our contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for us to continue operations. These conditions and the ability to successfully resolve these factors over the next twelve months raise substantial doubt about our ability to continue as a going concern.

We have incurred significant losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. To date, we have not generated revenues from our operations, and we have incurred significant losses in prior periods. For the nine months ended June 30, 2022, we incurred a net loss of $4,591,000 (unaudited) and, as of that date, we had an accumulated deficit of $18,155,000 (unaudited). For the years ended September 30, 2021 and 2020, we incurred a net loss of $7,786,000 and $2,175,000, respectively, and, as of such dates, we had an accumulated deficit of $13,564,000 and $5,778,000, respectively.

Additionally, we had net cash used in operating activities of $2,427,000 (unaudited) for the nine months ended June 30, 2022. Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

At June 30, 2022, and as of the date of this PQA, we do not have sufficient cash resources or current assets to pay our obligations. This circumstance represents a significant risk to our business and shareholders and results in: (a) making it more difficult for us to satisfy our obligations; (2) impeding us from obtaining additional financing in the future for working capital, capital expenditures and general corporate purposes; and (3) making us more vulnerable to a downturn in our business and limits our flexibility to plan for, or react to, changes in our business.

The time required for us to become profitable under our current business structure is highly uncertain, and we cannot assure you that we will achieve or sustain profitability or generate sufficient cash flow from operations to meet our planned capital expenditures, working capital and debt service requirements. If required, our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for our business. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We intend to seek interim short-term financing to continue full legal compliance with our SEC filings, and to bring on the necessary personnel to begin its future development activities. Our working capital needs will be met largely from the sale of debt and public equity securities, including in this offering, until such time that funds provided by operations, if ever, are sufficient to fund working capital requirements. The accompanying financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should our company be unable to continue as a going concern.

Risks Relating to our Business Model

Our lack of operating history makes it difficult for you to evaluate the merits of purchasing our common stock. We are a development-stage enterprise with three separate product lines, a synchronized mobile app and digital gaming platform, a language learning app and a music NFT marketplace. None of these product lines has generated any revenues to date. Our lack of sales does not provide a sufficient basis for you to assess our business and prospects. You have no assurance we will be able to generate sufficient revenues from our business to reach a break-even level or to become profitable in future periods. Without sufficient revenues, we may be unable to create value in our common stock, to pay dividends and to become a going concern. We are subject to the risks inherent in any new business with a new product in a highly competitive marketplace. You must consider the likelihood of our success in light of the problems, uncertainties, unexpected costs, difficulties, complications and delays frequently encountered in developing and expanding a new business and the competitive environment in which we plan to operate. If we fail to successfully address these risks, our business, financial condition, and results of operations would be materially harmed. Your purchase of our common stock should be considered a high risk investment because of our unseasoned, early stage business which may likely encounter unforeseen costs, expenses, competition, and other problems to which such businesses are often subject.

If we lose key personnel or are unable to attract and retain qualified personnel, our business could be harmed and our ability to compete could be impaired. Our success will depend to a significant degree upon the contributions of our management team which we will need to build. If we lose the services of one or more of our key members, we may be unable to achieve our business objectives. Additionally, we may be unable to attract and retain personnel with the advanced technical qualifications or managerial experience necessary for the development of our business and planned expansion into areas and activities requiring additional expertise, due to intense competition for qualified personnel among technology-based businesses.

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

Risk of expanding operations and management of growth. We expect to experience rapid growth which will place a significant strain on our financial and managerial resources. In order to achieve and manage growth effectively, we must establish, improve, and expand our operational and financial management capabilities. Moreover, we will need to increase staffing and effectively train, motivate, and manage our employees. Failure to manage growth effectively could harm our business, financial condition, or results of operations.

Operating results may significantly fluctuate from quarter to quarter and year to year. We expect that a significant portion of our revenues for the foreseeable future will be from sponsorships and advertising as well as subscriptions. The timing of revenue in the future will depend to some extent upon the signing of sponsorship deals and the obtaining of advertising. In any one fiscal quarter we may receive multiple or no payments from our sponsors or advertisers. As a result, operating results may vary substantially from quarter to quarter, and thus from year to year. Revenue for any given period may be greater or less than revenue in the immediately preceding period or in the comparable period of the prior year.

If we are unable to hire qualified personnel, our ability to implement our business strategy and our operating results will likely be materially adversely affected. Our personnel are now limited to two executive officers. We must hire significant additional numbers of qualified personnel if we are to achieve our business plan. Salary and benefits of such additional personnel can be expected to place significant stress on our financial condition. And the availability of such qualified personnel may be limited. You have no assurance we will be able to attract and retain qualified personnel in sufficient numbers to adequately staff our business operations.

If we are unable to effectively manage our growth, our ability to implement our business strategy and our operating results will likely be materially adversely affected. Implementation of our business plan will likely place a significant strain on our management who must develop administrative, operating, and financial infrastructures. To manage our business and planned growth effectively, we must successfully develop, implement, maintain, and enhance our financial and accounting systems and controls, identify, hire, and integrate new personnel and manage expanded operations. Our failure to do so could either limit our growth or cause our business to fail.

Because we have only recently introduced our products and services, you have limited information upon which you can evaluate our business. We have only recently launched our products but not yet generating any revenues. Accordingly, you cannot evaluate our business based on operating history as an indication of our future performance. As a young company in the rapidly evolving online entertainment, education, and social interaction market, we face risks and uncertainties relating to our ability to successfully implement our business plan. These risks include our ability to:

●	develop and expand our content and services;
●	attract an audience to our Web sites;
●	develop strategic relationships; and
●	develop and upgrade our technology.

If we are unsuccessful in addressing these risks and uncertainties, we will not be able to successfully implement our business plan and our stock price will decline.

We may fail to meet market expectations because of fluctuations in our quarterly operating results which would cause our stock price to decline. Our revenues and costs will be different to predict. This is likely to result in significant fluctuations in our quarterly results. Because of our lack of operating history, we anticipate that securities analysts and investors will have difficulty in accurately forecasting our results. It is possible that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

The following are among the factors that could cause significant fluctuations in our operating results:

●	the number of users on, and the frequency of their use of, our Web sites;
●	our ability to attract and retain advertisers and sponsors;
●	the expiration or termination of our strategic relationships;
●	system outages, delays in obtaining new equipment or problems with planned upgrades;
●	our ability to successfully expand our online entertainment offerings beyond the games and game show sector;
●	the introduction of new or enhanced services by us or our competitors;
●	changes in our advertising rates or advertising rates in general, both on and off the Internet;
●	changes in general economic and market conditions, including seasonal trends, that have an impact on the demand for Internet advertising; and
●	The number and frequency of in-app purchases.

We may not be able to adjust our operating expenses in order to offset any unexpected revenue shortfalls. Our operating expenses will be based on our expectations of our future revenues. We intend to expend significant amounts in the short term, particularly to build brand awareness. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we fail to substantially increase our revenues, then our financial condition and results of operations would be materially adversely affected.

If we do not develop and enhance our brand, we will not be able to establish our customer base or build our revenues. The development of our brand is critical to our ability to establish our user base and build our revenues. In order to attract users and advertisers, we intend to expend funds for creating and maintaining brand loyalty. We plan to use a combination of social media, print and Web-based advertising to promote our brand. If we fail to advertise and market our brand effectively, we will lose users and our revenues will decline.

Our success in promoting and enhancing our brand will also depend on our success in providing high quality content, features and functions that are attractive and entertaining to users of online game shows and multi-player games as well as educational and social interaction. If visitors to our Web sites, users, advertisers, or sponsors do not perceive our services to be of high quality, the value of the brand could be diminished, we will lose users and our revenues will decline.

Our advertising pricing model, which is based partly on the number of advertisements delivered to our users, may not be successful. Different pricing models are used to sell advertising on the Internet. The models we adopt may prove to not be the most profitable. To the extent that we do not meet the minimum guaranteed impressions that we may be required to deliver to users under our advertising contracts, we defer recognition of the corresponding revenues until we achieve the guaranteed impression levels. To the extent that minimum guaranteed impression levels are not achieved, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory in subsequent periods.

In addition, since advertising impressions may be delivered to a user’s Web browser without regard to user activity, advertisers may decide that a pricing model based on user activity is preferable. As a result, we cannot accurately project our future advertising rates and revenues. If we are unable to adapt to new forms of Internet advertising or we do not adopt the most profitable form, our advertising revenues could be adversely affected.

We may not be able to track the delivery of advertisements on our network in a way that meets the needs of our advertisers. It is important to our advertisers that we accurately measure the delivery of advertisements on our network and the demographics of our user base. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our ability to track and measure the delivery of advertisements to be reliable. We depend on third parties to provide us with many of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. We could incur significant costs or experience interruptions in our business during the time we are replacing these services. In addition, if successful, legal initiatives related to privacy concerns could also prevent or limit our ability to track advertisements.

Our business may suffer if we have difficulty retaining users on our Web sites. Our business and financial results are also dependent on our ability to retain users on our Web sites. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek online entertainment on other sites and spend less time on our sites. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users. In addition, some new users may decide to visit our Web sites out of curiosity regarding the Internet and may later discontinue using Internet entertainment services. If we are unable to retain our user base, the demand for advertising on our Web sites may decrease and our revenues may decline.

We face risks associated with international operations. We currently plan to operate outside the United States. Our business internationally will be subject to a number of risks. These include:

●	linguistic and cultural differences;
●	inconsistent regulations and unexpected changes in regulatory requirements;
●	differing technology standards that would affect the quality of the presentation of our games to our users;
●	potentially adverse tax consequences;
●	wage and price controls;
●	political instability and social unrest;
●	uncertain demand for electronic commerce;
●	uncertain protection of our intellectual property rights; and
●	imposition of trade barriers.

We have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

Currency fluctuations and exchange control regulations may adversely affect our business. Our reporting currency is the United States dollar. Our customers outside the United States, however, will be generally billed in local currencies. Our accounts receivable from these customers and overhead assets will decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

Competition in the online entertainment, education and social interaction industry are intense and a failure to adequately respond to competitive pressure could result in lower revenues. There are many companies that provide Web sites and online destinations targeted to audiences seeking various forms of entertainment, education, and social interaction content. All of these companies will compete with us for visitor traffic, advertising dollars and sponsorships. This competition is intense and is expected to increase significantly in the future as the number of entertainment- education and social interaction oriented Web sites continue to grow. Our success will be largely dependent upon the perceived value of our content relative to other available entertainment alternatives, both online and elsewhere.

Increased competition could result in:

●	lower profit margins;
●	lower advertising or sponsorship rates;
●	loss of visitors or visitors spending less time on our sites;
●	reduced page views or advertising impressions; and
●	loss of market share.

Many of our potential competitors, in comparison to us, have:

●	longer operating histories;
●	greater name recognition in some markets;
●	larger customer bases; and
●	significantly greater financial, technical, and marketing resources.

These competitors may also be able to:

●	undertake more extensive marketing campaigns for their brands and services;
●	adopt more aggressive advertising pricing policies;
●	use superior technology platforms to deliver their products and services; and
●	make more attractive offers to potential employees, distribution partners, sponsors, advertisers, and third-party content providers.

Our plans to expand our entertainment education and social interaction businesses beyond our core game show sites and education-social interaction platform may not be successful. We cannot predict whether we will be able to successfully expand into online entertainment, education, and social interaction businesses other than as set forth in our business plan described below. Expanding our business will require us to expend significant amounts of capital to be able to contend with competitors that have more experience than we do in these businesses and may also have greater resources to devote to these businesses. Also, our management may have to divert a disproportionate amount of its attention away from our day-to-day core business and devote a substantial amount of time expanding into new areas. If we are unable to effectively expand our business or manage any such expansion, our financial results will suffer, and our stock price will decline.

If we are not able to adapt as Internet technologies and customer demands continue to evolve, we may become less competitive, and our business will suffer. We must adapt to rapidly evolving Internet technologies by continually enhancing our existing services and introducing new services to address our customers’ changing demands. We expect to incur substantial costs in modifying our services and infrastructure and in recruiting and hiring experienced technology personnel to adapt to changing technology affecting providers of Internet services. If we cannot hire the necessary personnel or adapt to these changes in a timely manner or at all, we will not be able to meet our users’ demands for increasingly sophisticated entertainment and we will become less competitive. As a result, our revenues would decline, and our business will suffer.

Changes in government regulation could adversely affect our business. Changes in the legal and regulatory environment that pertains to the Internet could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted. Existing laws may be applied to the Internet and new forms of electronic commerce. New and existing laws may cover issues like:

●	sales and other taxes;
●	pricing controls;
●	characteristics and quality of products and services;
●	consumer protection;
●	cross-border commerce;
●	libel and defamation; and
●	copyright, trademark, and patent infringement.

Customer uncertainty and new regulations could increase our costs and prevent us from delivering our products and services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Our games and game shows are subject to gaming regulations that are subject to differing interpretations and legislative and regulatory changes that could adversely affect our ability to grow our business. We operate online games of skill and chance that are regulated in many jurisdictions and, in connection therewith, we will reward prizes to the participants. The selection of prize winners is sometimes based on chance, although none of our games requires any form of monetary payment. The laws and regulations that govern our games, however, are subject to differing interpretations in each jurisdiction and are subject to legislative and regulatory change in any of the jurisdictions in which we offer our games. If such changes were to happen, we may find it necessary to eliminate, modify or cancel components of our products that could result in additional development costs and the possible loss of revenue.

User concerns and government regulations regarding privacy may result in a reduction in our user traffic. Web sites sometimes place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company and many other Internet companies use cookies for a variety of different reasons, including the collection of data derived from the user’s Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our Web sites, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

We may be liable for the content we make available on the Internet. We plan to make content available on our Web sites and on the Web sites of our advertisers and distribution partners. The availability of this content could result in claims against us based on a variety of theories, including defamation, obscenity, negligence, copyright, or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other Web sites. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

In February 2022, our WinQuik™ App sustained a security breach, which has caused a pause in the commercialization of the WinQuik™ App. Due to a security breach compromising our WinQuik™ App, the WinQuik™ App was removed from the App Store and Play Store in late February 2022. This security breach caused us to pause further commercialization of the WinQuik™ App. Our management has not yet determined whether to dedicate the capital necessary to address the issues underlying the breach. Should it be determined to abandon the commercialization of the WinQuik™ App, our operating results would be adversely affected.

The technical performance of our Web sites will be critical to our business and to our reputation. The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software, or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our Web sites, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be further affected by future computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems, as occurred with respect to our WinQuik™ App. Any future secure provider system disruption or failure, security breach or other damage that again interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others. We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop as critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners, and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability, and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Our multi-user games will run on proprietary software systems developed by us at significant expense. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our products will not infringe valid patents, copyrights, trademarks, or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Risks Relating to our Capital Structure and Potential Management Conflicts

There has been recently a relatively active public market for our Common Stock prior to this Offering, but an active market in which investors can resell their shares may not be sustained. Immediately prior to this Offering, there has been a relatively active market for our shares on the OTC Markets. We cannot predict the extent to which an active market for our shares will develop or be sustained after this Offering, or how the development of such a market might affect the market price of our shares. The initial offering price of our shares in this Offering may not in any way be indicative of the price at which our shares will trade following the completion of this Offering. In addition, in the past, due to lack of capital, we have at times been delinquent in our filings with the SEC and the OTC Markets which we believe had a negative effect on the market for our stock.

Our charter documents and Nevada law may inhibit a takeover that stockholders may consider favorable. Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

You will suffer immediate and substantial dilution. The initial public offering price per share will significantly exceed our pro forma net tangible book value per share as of June 30, 2022, of $(0.00) (unaudited). Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Additionally, our Series A Convertible Preferred Stock is convertible into 365,313,000 shares of our common stock which, if all the shares of Series A Preferred Stock are converted, would result in a substantial increase in our presently outstanding shares of common stock.

We do not plan to pay dividends in the foreseeable future, and, as a result, stockholders will need to sell shares to realize a return on their investment. We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, you will need to sell your shares of common stock in order to realize a return on your investment and you may not be able to sell your shares at or above the price you paid for them.

Our Series A Convertible Preferred Stock contains Anti-Dilution Protection and Super Voting Rights. The holders of our Series A Convertible Preferred Stock have anti-dilution rights protecting their interest in the company from the issuance of any additional shares of capital stock (such as the issuance of shares of Common Stock pursuant to this offering) for a two year period following conversion of the Preferred Common Stock calculated at the rate of 80% on a fully diluted basis. The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect. Additionally, we have 3,653,130 shares of our Series A Preferred Stock outstanding with each share of Series A Preferred Stock entitled to vote on the basis of 100 times each share of our common stock. Based on 348,115,860 shares of common stock currently outstanding, the holders of our Series A Preferred Stock have the power to control the vote on all matters submitted to a vote of our stockholders including for election of directors.

We will need to raise additional capital that may not be available on acceptable terms. We will require substantial additional capital over the next several years in order to implement our business plan. We expect capital outlays and operating expenditures to increase as we expand our product offerings and marketing activities. Our business or operations may change in a manner that would consume available funds more rapidly than anticipated, and substantial additional funding may be required to maintain operations, fund expansion, develop new or enhanced products or services, acquire complementary products, businesses or technologies, or otherwise respond to competitive pressures and opportunities.

We plan to raise additional capital through a variety of sources, including the public equity markets, additional private equity financings, collaborative arrangements and/or private debt financings. Additional capital may not be available on terms acceptable to us, if at all. If additional capital is raised through the issuance of equity securities, our stockholders will experience dilution, and such securities may have rights, preferences, or privileges senior to those of the holders of our common stock. If we raise additional capital through the issuance of debt securities, the debt securities would have rights, preferences, and privileges senior to holders of common stock, and the terms of that debt could impose restrictions on our operations.

If you invest in our stock, your investment may be disadvantaged by future funding, if we are able to obtain it. To the extent we obtain funding by issuance of common stock or securities convertible into common stock, you may suffer significant dilution in percentage of ownership and, if such issuances are below the then value of stockholder equity, in stockholder equity per share. In addition, any debt financing we may secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital with which to pursue our business plan, and to pay dividends. You have no assurance we will be able to obtain any additional financing on terms favorable to us, if at all.

Early investors have a greater risk of loss than later investors. We have not established any minimum number of shares we must sell in order to sell any shares. We plan to begin using proceeds from the sale of our common stock for the purposes set forth under “How We Plan To Use Proceeds from the Sale of Our Shares” as soon as received. Early investors will not know how many shares we will ultimately be able to sell, the amount of proceeds from sales and whether the proceeds will be sufficient for us to establish facilities and minimum operations described in this PQA. Later investors will be able to evaluate the amount of proceeds we have raised prior to their investment, how we have actually used those proceeds and whether we are likely to establish appropriate facilities and operations needed to initiate sales of our insulin products.

Investors cannot withdraw funds once invested and will not receive a refund. Investors do not have the right to withdraw invested funds. Subscription payments will be paid to and held in our corporate bank account if the Subscription Agreements are in good order, and we accept the investment. Therefore, once an investment is made, investors will not have the use or right to return of such funds.

The trading in our shares will be regulated by the Securities and Exchange Commission Rule 15G-9 which established the definition of a “Penny Stock.” You have no assurance our common stock will trade at prices above historic levels and price needed to put it above the “penny stock” level, notwithstanding an offering price above that level. Based on the historic trading prices of our common stock and the market in which it trades, our shares are defined as a penny stock under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and rules of the SEC. The Exchange Act and penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $4,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 ($300,000 jointly with spouse), or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and must deliver certain disclosures required by the Commission. Consequently, the penny stock rules may make it difficult for you to resell any shares you may purchase.

We are selling the shares of this offering without an underwriter and may be unable to sell any shares. Our offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares; we intend to sell our shares through our directors and executive officers, who will receive no commissions. There is no guarantee our directors and executive officers will be able to sell any of the shares. Unless they are successful in selling all of the shares we are offering, we may have to seek alternative financing to implement our business plan.

Our CEO may have potential conflicts of interest. Our Chief Executive Officer, Frank Magliochetti, is also a director of Winners, Inc. (See “Related Party Transactions”). Both our company and Winners, Inc. are currently engaged in offerings pursuant to Regulation A. We do not believe that this overlap presents or will present a practical conflict of interest since Mr. Magliochetti, who is actively involved in our offering, is only a director and consultant of Winners, Inc. and is not actively involved in the Regulation A offering of Winners, Inc.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the anti-dilution-protected conversion of the outstanding shares of Series A Convertible Preferred Stock into shares of our common stock. The 3,653,130 outstanding shares of our Series A Convertible Preferred Stock are convertible, initially, into a total of 365,313,000 shares of our common stock.

However, the shares of Series A Preferred Stock have anti-dilution rights protecting their interest in the Company from the issuance of any additional shares of capital stock (such as the issuance of shares of common stock pursuant to this offering) for a two-year period following conversion of the Series A Convertible Preferred Stock into shares of common stock calculated at the rate of 80% on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under the Series A Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Preferred Stock holders so as to maintain in Series A Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

The anti-dilution provision may have the effect of making it more difficult for the Company to raise funds for the period that such provision is in effect. Thus, holders of our common stock, including the Remaining Shares, will incur significant dilution in their ownership of the Company.(See “Risks Relating to Our Capital Structure and Potential Management Conflicts” under “Risk Factors” and “Who Owns our Voting Stock”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of June 30, 2022, was $(1,123,000) (unaudited), or $(0.0033) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities, temporary equity (i.e., Series A Convertible Preferred Stock) and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Remaining Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares, including the Remaining Shares
Assumed offering price per share	$.	[0.005-0.04]
Net tangible book value per share as of June 30, 2022 (unaudited)		$(0.0033)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.0035-0.0184]
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$.	[0.0002-0.0151]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.0048-0.0249]

Assuming the Sale of 75% of the Offered Shares, including the Remaining Shares
Assumed offering price per share	$.	[0.005-0.04]
Net tangible book value per share as of June 30, 2022 (unaudited)		$(0.0033)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.0030-0.0155]
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$.	[(0.0004)-0.0121]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.0054-0.0279]

Assuming the Sale of 50% of the Offered Shares, including the Remaining Shares
Assumed offering price per share	$.	[0.005-0.04]
Net tangible book value per share as of June 30, 2022 (unaudited)		$(0.0033)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.0022-0.0117]
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$.	[(0.0011)-0.0084]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.0061-0.0316]

Assuming the Sale of 25% of the Offered Shares, including the Remaining Shares
Assumed offering price per share	$.	[0.005-0.04]
Net tangible book value per share as of June 30, 2022 (unaudited)		$(0.0033)
Increase in net tangible book value per share after giving effect to this offering	$.	[0.0013-0.0068]
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$.	[(0.0020)-0.0034]
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$.	[0.0070-0.0366]

HOW WE PLAN TO OFFER AND SELL OUR SHARES

We are offering up to 300,000,000 shares of our common stock at a fixed price of $__[0.005-0.04] per share, in a self-underwritten best-efforts public offering for gross proceeds of up to $__[3,750,000-12,500,000]. Our directors and executive officers will offer and sell our shares and will not receive any commission or other compensation related to these activities. We are not requiring ourselves to sell any minimum number of shares before we sell any shares.

This offering commenced on September 9, 2021. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) September 6, 2023, or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Persons who decide to purchase our common stock will be required to complete a subscription agreement (attached at the end of this PQA) and submit it to us at the address set forth in the subscription agreement together with a bank check for the subscription price payable to Clickstream Corporation or concurrently wire the subscription price to the bank account identified in the subscription agreement. We reserve the right to reject subscriptions for any reason. In the event we reject any subscription the associated funds will be promptly refunded to the subscriber without interest, offset or deduction.

HOW WE PLAN TO USE PROCEEDS FROM THE SALE OF OUR SHARES

As of the date of this PQA, we have sold a total of 50,000,000 shares of our common stock at a price of $0.05 per share, for and aggregate of $2,500,000 in proceeds, which proceeds have been applied to sales and related compensation, application development, marketing expenses and general and administrative expenses. The table below sets forth the proceeds we would derive from the sale of all 250,000,000 Remaining Shares, assuming the sale of 25%, 50%, 75% and 100% of the Remaining Shares and assuming the payment of no sales commissions or finder’s fees and before the payment of expenses associated with this PQA of approximately $7,500. There is, of course, no guaranty that we will be successful in selling any of the Remaining Shares.

Use of Proceeds for Assumed Percentage of Remaining Shares Sold in This Offering
	25%		50%		75%		100%
Salaries and Related Compensation	$	[59,375-475,000]	$	[118,750-950,000]	$	[178,125-1,425,000]	$	[237,500-1,900,000]
Application Development		[40,625-325,000]		[81,250-650,000]		[121,875-975,000]		[162,500-1,300,000]
Marketing Expenses		[118,750-950,000]		[237,500-1,900,000]		[356,250-2,850,000]		[475,000-3,800,000]
Acquisitions		[62,500-500,000]		[125,000-1,000,000]		[187,500-1,500,000]		[250,000-2,000,000]
General and Administrative Expenses		[9,375-75,000]		[18,750-150,000]		[28,125-225,000]		[37,500-450,000]
Working Capital		[21,875-175,000]		[43,750-350,000]		[65,625-525,000]		[87,500-550,000]
Total Net Proceeds from Remaining Shares	$	[312,500-2,500,000]	$	[625,000-5,000,000]	$	[937,500-7,500,000]	$	[1,250,000-10,000,000]

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

We believe the net proceeds from the sale of all the Remaining Shares, of which you have no assurance, will be sufficient to fund our operations for at least 12 months, assuming application of the proceeds as outlined above and assuming we do not earn revenues. If we generate revenues, of which you have no assurance, revenues will extend the period over which the net proceeds from the sale of the shares will sustain our operations. (See “Risk Factors”).

DESCRIPTION OF OUR BUSINESS

Our corporate history

We were incorporated in Nevada on September 30, 2005 and previously operated under the name of Peak Resource Incorporated. In August 2008, we changed our name to “Mine Clearing Corporation”. We had been operating as an exploration division in the mining sector until May 2014. On May 2, 2014, we acquired all of the shares of Clickstream Corporation, a Delaware Corporation. Subsequent to the acquisition, we have been operating as a data analytics tool developer and have sought to further develop and exploit our data analytics technology and proprietary algorithms.

The address of our executive offices is 8549 Wilshire Blvd., Suite 2181, Beverly Hills, California 90211, and our telephone number is (213) 205-0684.

Overview

ClickStream is a technology company focused on developing apps and digital platforms that disrupt conventional industries. The company is currently marketing and developing HeyPal™, Nifter™ and Joey’s Animal Kingdom™, respectively. Due to a recent security breach, the marketing of WinQuik™ has been suspended. For more information, please visit ClickStream.com and follow ClickStream on social media: Twitter and Instagram.

Business Plan

HeyPal™ , by way of ClickStream subsidiary Nebula Software Corp., is a language learning app that focuses on “language exchanging” between users around the world. The HeyPal™ management team consists of Frank Magliochetti and Jonathan Maxim. For more information, please visit HeyPal™ and follow HeyPal™ on social media: Twitter and Instagram.

HeyPal™ , by way of ClickStream subsidiary Nebula Software Corp., is a language learning app that focuses on “language exchanging” between users around the world. The HeyPal™ management team consists of Frank Magliochetti and Jonathan Maxim. For more information, please visit HeyPal™ and follow HeyPal™ on social media: Twitter and Instagram.

Nifter™ , by way of ClickStream subsidiary Rebel Blockchain Inc., is a music NFT marketplace that allows artists to create, sell and discover unique music and sound NFTs on the Nifter™ marketplace. For more information, please visit Nifter™ and follow Nifter™ on social media: Twitter and Instagram.

Joey’s Animal Kingdom™ is a children’s entertainment and education app that takes kids all around this amazing planet to see incredible animals and creatures. For more information about Joey’s Animal Kingdom™, please visit Joey’s Animal Kingdom™.

WinQuik™ is a free-to-play synchronized mobile app and digital gaming platform. The platform is designed to enable WinQuik™ users to have fun, interact and compete in order to win real money and prizes. WinQuik™ is the exclusive worldwide sole property of the Company.

However, due to a security breach compromising our WinQuik™ App, the WinQuik™ App was removed from the App Store and Play Store in late February 2022. This security breach caused us to pause further commercialization of the WinQuik™ App. Our management has not yet determined whether to dedicate the capital necessary to address the issues underlying the breach. Should it be determined to abandon the commercialization of the WinQuik™ App, our operating results would be adversely affected. (See “Risk Factors”).

Employees

At the date of this PQA, we have no full-time employees. Frank Magliochetti has been appointed our Chief Executive Officer and Chief Financial Officer on an independent contractor basis. Mr. Magliochetti works at his own office, makes his own schedule and works with other clients. Mr. Magliochetti spends approximately 20 hours per week on our matters with the expectation that Mr. Magliochetti’s time commitment will increase as our business grows. However, we do plan to hire a full-time Chief Executive Officer when we have the financial resources to do so.

Litigation

On May 24, 2022, Discovery Growth Fund, LLC (“DGF”) notified the Company it was in default of its Convertible Promissory Note dated November 17, 2021, in the principal amount of $600,000 plus accrued interest due May 16, 2022. Pursuant to Section 3(a) of the Note, “it shall be an event of default (‘Event of Default’), and the entire unpaid principal of this Note and accrued interest shall become immediately due and payable upon the occurrence of any of the following events: (a) any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date; accrued interest shall default to the maximum legal rate.” Pursuant to Section 3(b) of the Note, DGF declared an Event of Default due to Company’s failure to pay the amount due under the Note and that the entire unpaid principal of the Note and accrued interest together with default interest is immediately due and payable.

On May 26, 2022, DGF filed a complaint in the United States District Court Central District of California, Western Division (Discover Growth Fund, LLC v. Clickstream Corporation, Case No. 2:22-cv-03605). On September 7, 2022, the plaintiff, Discover Growth Fund, filed a Notice of Dismissal of the action in its entirety.

Our Property

We do not own or lease any offices at this time other than a “virtual office” at the address set forth on the cover page of this PQA. In the event we sell a sufficient number of shares of our common stock pursuant to this PQA, we plan to lease general office space sufficient for our current needs and additional needs of additional personnel in the foreseeable future.

MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

ClickStream is a technology company focused on developing apps and digital platforms that disrupt conventional industries. The company is currently marketing and developing HeyPal™, Nifter™ and Joey’s Animal Kingdom™, respectively. Due to a recent security breach, the marketing of WinQuik™ has been suspended, as described in “Description of Our Business.” For more information, please visit ClickStream.com and follow ClickStream on social media: Twitter and Instagram.

Recent Developments

Issuance of Common Shares for Services. During the nine months ended June 30, 2022, the Company agreed to issue a total of 24,387,257 shares of common stock, of which 21,299,430 shares were issued and 3,087,827 are to be issued, to consultants with a fair value of $795,000 for services rendered. The common shares issued were valued at the trading price at the respective date of issuances.

Issuance of Common Shares for Licensing and Marketing Fees. Effective March 29, 2022, the Company entered into a Collaboration Agreement (the “Agreement”) with The Stan Lee Estate (“SLE”) and Roc Nation LLC (“Roc Nation”) pursuant to which the parties will collaborate in the mining, marketing and distributing of non-fungible tokens (“NFTs) of among other things data, art, assets, expressions and any other information, expressions and renderings of or related to SLE that SLE owns, controls or otherwise has the right to use and distribute on a non-exclusive and exclusive basis including 147 original art drawings by Stan Lee and autographed by Stan Lee as one NFT, Stan Lee original drawings of Spiderman Circa 1940’s, Stan Lee/Charles Schultz collaboration painting of Snoopy and Spiderman, Silver Surfer artwork original and Spiderman woven tapestry original.

For its compensation under the Agreement, the Company will receive 10% of net revenues from original issue NFT’s and 20% of all resale net revenues. In turn, the Company will issue to SLE: (a) 15,000,000 restricted shares of the Company’s common stock upon execution of the Agreement; and (b) 10,000,000 restricted shares of the Company’s Common Stock after in each case NFT gross sales reach $1,000,000, $10,000,000 and $20,000,000. Additionally, SLE is to receive a series of 5% equity interests in Rebel after in each case NFT gross sales reach $1,000,000, $5,000,000, $75,000,000 and $100,000,000. Also, Roc Nation is to receive 15,000,000 restricted shares of the Company’s Common Stock upon execution of this Agreement and 5,000,000 restricted shares when NFT gross sales reach $10,000,000.

During the nine months ended June 30, 2022, the 15,000,000 common shares required to be issued to SLE upon execution of the Agreement resulted in prepaid licensing fees of $390,000, which is being amortized to expense over the one-year term of the Agreement. As of June 30, 2022, the amount remaining in prepaid expense was $283,000. As of June 30, 2022, the 15,000,000 common shares to SLE are shown as common stock to be issued on the accompanying consolidated balance sheet. The 15,000,000 common shares required to be issued to Roc Nation upon execution of the Agreement resulted in prepaid marketing fees of $390,000, which is being amortized to advertising expense over the one-year term of the Agreement. As of June 30, 2022, the amount remaining in prepaid expense was $283,000. Effective March 29, 2022, the 15,000,000 common shares to Roc Nation were issued.

Issuance of Common Shares for Settlement of Employment Agreement. On October 14, 2021, the Company issued a total of 1,550,000 shares of common stock as settlement of an employment agreement with a former employee. The common shares were valued at the trading price of $0.10 on the settlement date or $155,000. As there was $9,000 accrued to the employee, the Company recognized a loss on the settlement of $146,000.

Issuance of Common Shares for Cash. During the nine months ended June 30, 2022, the Company issued a total of 15,000,000 shares of common stock in a private placement offering for cash proceeds of $750,000.

Issuance of Common Shares Upon Conversions of Convertible Notes Payable During the nine months ended June 30, 2022, a noteholder converted an aggregate of $45,000 of principal into 5,756,396 shares of common stock, resulting in a reduction in convertible notes payable by $45,000 and debt premium by $15,000, with a corresponding increase in common stock of $1,000 and additional paid-in capital of $59,000.

Issuance of Common Shares to be Issued. On May 13, 2022, the Company issued 140,000 common shares that were previously to be issued as of September 30, 2021.

Results of Operations—Comparison of the Three Months Ended June 30, 2022 and 2021

Research and Development Expenses. Research and development expenses for the three months ended June 30, 2022 decreased to $189,000 from $230,000 in the comparative prior period, a decrease of $41,000 or 18%. This is mainly due to the research and development expenses incurred for the HeyPal™ app and Nifter™ music NFT.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended June 30, 2022 decreased to $741,000 from $1,027,000 in the comparative prior period, a decrease of $286,000, or 28%. The decrease in selling, general, and administrative expenses in 2022 was due to shutting down the WinQuik™ app.

Interest Expense. Interest expense for the three months ended June 30, 2022 decreased to $60,000 from $74,000 in the comparative prior period, an decrease of $14,000 or 19%. The decrease is primarily the result of the amortization of the remaining debt discount on a $600,000 convertible note payable during the three months ended June 30, 2022.

Interest Income. Interest income for the three months ended June 30, 2022 decreased to $0 from $13,000 in the comparative prior period, a decrease of $13,000 or 100%. The Company received the remaining principal amount due under the notes receivable from Winners, Inc. in January 2022. Thus, interest expense fell to $0 for the three months ended June 30, 2022.

Results of Operations—Comparison of the Nine Months Ended June 30, 2022 and 2021

Research and Development Expenses. Research and development expenses for the nine months ended June 30, 2022 decreased to $484,000 from $521,000 in the comparative prior period, a decrease of $37,000 or 7%. This is mainly due to the research and development expenses incurred for the HeyPal™ app and Nifter™ music NFT.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended June 30, 2022 decreased to $3,582,000 from $5,389,000 in the comparative prior period, a decrease of $1,807,000, or 34%. The decrease in selling, general, and administrative expenses in 2022 was due to shutting down the WinQuik™ app.

Settlement of Employment Agreement. During the nine months ended June 30, 2022, the Company recorded a loss on settlement of employment agreement of $146,000 related to an employment agreement with a former employee that was settled with shares of common stock. There was no such loss in nine months ended June 30, 2021.

Interest Expense. Interest expense for the nine months ended June 30, 2022 increased to $267,000 from $90,000 in the comparative prior period, an increase of $177,000 or 197%. The increase is primarily due to an increase in non-cash amortization of $40,000 of debt discount and recognition of debt premium of $105,000 associated with convertible notes payable during the nine months ended June 30, 2022. There was no debt premium recognized in the comparative prior period.

Interest Income. Interest income for the nine months ended June 30, 2022 decreased to $21,000 from $41,000 in the comparative prior period, a decrease of $20,000 or 49%. The Company received all principal due under the notes receivable from Winners, Inc. from October 2021 through January 2022. Thus, interest expense fell to $21,000 for the nine months ended June 30, 2022.

Results of Operations—Comparison of the Years Ended September 30, 2021 and 2020

Research and Development Expenses. During the years ended September 30, 2021 and 2020, we incurred $692,000 and $302,000 million of research and development expenses, respectively. An increase of $390,000. This increase is mainly due to the research and development expenses incurred for the HeyPal™ app and Nifter™ music NFT. In December 2020, the Company acquired Nebula Software Corp. owner of HeyPal™. In March 2021, and the Company acquired Rebel Blockchain, Inc. the owner Nifter™ Music NFT Marketplace. Nebula incurred $518,000 during 2021 and Rebel Blockchain incurred $119,000 during 2021. This increase of $637,000 was offset by a reduction in Clickstream Corp of $247,000 which incurred $55,000 during 2021 as compared to $302,000 during 2020 as the WinQuick app went live.

Selling, general and administrative expenses. During the years ended September 30, 2021 and 2020, we incurred $6,527,000 and $1,697,000 million of selling, general and administrative expenses, respectively. An increase of $4,830,000. Stock based compensation and stock based contingent consideration for 2021 was $2,591,398 as compared to $777,000 for 2020. Additional selling, general, and administrative expenses in 2021 were due to increased spending on investor relations campaigns to broaden awareness of the Company, additional spending on sales and marketing, additional spending on consulting costs and increased legal costs primarily associated with regulatory and financing efforts as well as expenses from the acquisition of Nebula Software Corp. and Rebel Blockchain, Inc.

Loss on impairment. During the year ended September 30, 2021, the Company recorded an impairment loss of $128,000 related to the Nebula Software acquired intangible asset. There was no such impairment loss in the year ended September 30, 2020.

Amortization of debt discount. Amortization of debt discount was $375,000 and $165,000 for the years ended September 30, 2021 and 2020, respectively. The increase is due to an increase in non-cash amortization of debt issuance costs associated with convertible debentures the year ended September 30, 2021.

Interest Income. During the year ended September 30, 2021, the Company recorded interest income receivable of $41,000 from the notes receivable – Winners, Inc. There was no such interest income accrued in the year ended September 30, 2020.

Liquidity and Capital Resources

June 30, 2022. As of June 30, 2022, we had cash of $1,000. The Company’s current operations have focused on business planning, raising capital, continued research and development and sales and marketing. The Company has not generated any revenue from product sales. The Company has sustained operating losses since inception and expects such losses to continue over the foreseeable future. During the nine months ended June 30, 2022, the Company raised $754,000 in cash (net of OID and issuance costs of $131,000) from the issuances of convertible notes payable. In addition, the Company raised $750,000 from the sale of common shares in a private placement. The Company also received $515,000 in principal and $62,000 of accrued interest receivable in cash from the repayment of its notes receivable and accrued interest due from Winners, Inc. We anticipate that cash utilized for selling, general, and administrative expenses will range between $1,000,000 and $1,500,000 for the remainder of calendar 2022, while research and development expenses will continue and is expected to range between $200,000 and $400,000 for the remainder of calendar 2022. The Company is pursuing several alternatives to address this situation, including the raising of additional funding through equity and/or debt financings. In order to finance existing operations and pay current liabilities over the next twelve months, the Company will need to raise an additional $2,500,000 of capital.

On May 24, 2022, Discovery Growth Fund, LLC (DGF) notified the Company it was in default of its Convertible Promissory Note dated November 17, 2021, in the principal amount of $600,000 plus accrued interest due May 16, 2022. Pursuant to Section 3(a) of the Note, “it shall be an event of default (‘Event of Default’), and the entire unpaid principal of this Note and accrued interest shall become immediately due and payable upon the occurrence of any of the following events: (a) any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date; accrued interest shall default to the maximum legal rate.” Pursuant to Section 3(b) of the Note, DGF declared an Event of Default due to Company’s failure to pay the amount due under the Note and that the entire unpaid principal of the Note and accrued interest together with default interest is immediately due and payable. On May 26, 2022, DGF filed a complaint in the United States District Court Central District of California, Western Division. Should we not prevail in this lawsuit, our financial condition can be expected to be impacted negatively. (See “Litigation—Description of Our Business”).

We had convertible notes payable as of June 30, 2022, and September 30, 2021, as follows:

	June 30, 2022		September 30, 2021
Discovery Growth Group LLC convertible note payable	$600,000	*	$—
Sixth Street Lending LLC convertible note payable	48,000		—
Sixth Street Lending LLC convertible note payable	104,000		—
	$752,000		$—

* This note is the subject of a lawsuit instigated by the note holder. (See “Litigation—Description of Our Business”).

September 30, 2021. As of September 30, 2021, we had cash of $422,000. The Company’s current operations have focused on business planning, raising capital, continued research and development and sales and marketing. The Company has not generated any revenue from product sales. The Company has sustained operating losses since inception and expects such losses to continue over the foreseeable future. During the year ended September 30, 2021, the Company raised $1.5 million net of $375,000 original issue discounts through a series of issuances of convertible debentures. During 2021 $125,000 was repaid and $1,750,000 was converted to common stock in our Regulation A offering. We anticipate that cash utilized for selling, general, and administrative expenses will range between $1 and $2 million in the coming quarters, while research and development expenses will continue. The Company is pursuing several alternatives to address this situation, including the raising of additional funding through equity or debt financings.

Application of Critical Accounting Policies

We believe that our critical accounting policies are as follows:

●	Research and Development Costs;
●	Share-Based Compensation;
●	Fair Value Measurements;
●	Equity Method Investments; and
●	Asset Acquisitions.

Research and Development Costs. Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

Share-Based Compensation. We account for our stock-based compensation to employees and non-employees under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Fair Value Measurements. We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. We base our fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, from time to time, we may be required to record certain assets at fair value on a non-recurring basis, such as certain impaired loans held for investment and securities held to maturity that are other-than-temporarily impaired or goodwill. These non-recurring fair value adjustments typically involve write-downs of individual assets due to application of lower-of-cost or market accounting or other accounting standards.

We have established and documented a process for determining fair value. We maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. Whenever there is no readily available market data, management uses its best estimate and assumptions in determining fair value, but these estimates involve inherent uncertainties and the application of management’s judgment. As a result, if other assumptions had been used, our recorded earnings or disclosures could have been materially different from those reflected in these financial statements. For detailed information on our use of fair value measurements and our related valuation methodologies, see Note 3 to the Consolidated Financial Statements of this report.

Equity Method Investments. The equity method is applied to investments in affiliated companies and joint ventures. An affiliated company is an entity which is not controlled by the Company but for which the Company is able to exert significant influence over the decisions on financial and operating business policies. If the Company has 20% or more but not more than 50% of the voting rights of another entity, the Company is presumed to have significant influence over that entity however, if a company has less than 20% of the voting rights and is able to exert significant influence the equity method should be applied. Under the equity method, the investment in an affiliated company or joint venture is initially recognized at cost and the carrying amount is increased or decreased to recognize the Company’s share of the net income or loss of the affiliated company or joint venture. When the Company’s share of losses of an affiliated company equals or exceeds it interest in the affiliated company or joint venture, the Company discontinues recognizing its share of further losses. All intercompany profits have been eliminated in proportion to interests in affiliated companies or joint ventures.

Asset Acquisitions. The Company accounts for acquisitions of legal entities that do not meet the definition of a business under ASC 805 as asset acquisitions. Assets acquired and liabilities assumed are recorded at their relative fair value and no goodwill is recorded. Contingent consideration for assets acquired is measured and is recognized as an expense on the date the contingency occurs.

Recently Issued Accounting Standards

Please see the discussion in Note 3 to our condensed consolidated financial statements as of June 30, 2022.

Inflation

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

OUR MANAGEMENT

Information about our directors and executive officers is set forth in the following table. The address of our directors and executive officers is our address. We do not have any employees, other than our directors and executive officers.

Name	Age	Position(s)
Frank Magliochetti	64	Chief Executive Officer, Chief Financial Officer, Secretary and Director
Michael J. O’Hara	65	Director
Raymond Brothers	53	Director
Michael J. Smith	63	Director

Our stockholders elect our directors. Our directors serve terms of one year and are generally elected at each annual stockholder meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. We believe all of our directors, except for Mr. Magliochetti, will be deemed an independent director using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under Nevada law and our bylaws to indemnify our directors and officers against certain liabilities. We have been informed by the SEC that indemnification against violations of federal securities law is against public policy and therefore unenforceable.

The biographies of our officers and directors are as follows

Frank Magliochetti - Chairman of the Board, Chief Executive Officer and Chief Financial Officer, obtained a B.S. in Pharmacy from Northeastern University and entered the Masters of Toxicology program where he worked on the effects of Valium and its metabolism while taking Tagamet for the condition of anxiety induced ulcers. Frank later received his MBA from The Sawyer School of Business at Suffolk University specializing in corporate finance, completed the Advanced Management Program at Harvard Business School and the General Management Program at Stanford Business School. Frank is finishing his PhD dissertation defense in Divinity from Northwestern Seminary. Since August 2020, he has served as a director of Winners Inc., a public company engaged in handicapping sports events. From June 2019 to the present, Frank has been Chairman and CEO of Designer Genomics International, Inc., a biotech company. From January 2019 to the present, he has been Chairman of Grace Health Technology Inc., a company offering enterprise solutions for the laboratory. From 2002 to the present, he has been the managing partner of Parcae Capital Corp, which provides advice on financial restructuring and interim management. From 2000 to the present, he has been Chairman of Rehab Medical Holdings, an orthopedic medical device company.

Michael J. O’Hara - Director, has been involved in the field of technology since 1978 with over 30 years of industry experience managing organizations small and large. Michael worked at Lockheed Martin from 2002 through 2014 serving as Systems Engineering Director for two major national defense satellite programs and prior to that as Program Director for a low earth orbit weather satellite system which supports our military and civilian weather predictions. Prior to Lockheed, Michael worked with tech start-ups, serving as Vice President of Business Development at eSat and Vice President of Technical Operations at NetCurrents. From 2000 to 2002. From 1984 through 2000 Michael was with Hughes Aircraft Company (now Boeing) in various technical and management positions. Michael’s final assignment at Hughes was as Chief Systems Engineer for a joint NOAA/NASA/DoD program. During the past five years, Michael has been retired. Michael holds a BS in Physics (Magna Cum Laude) from the University of Massachusetts, MS in Physics from the University of Illinois, and MS in Computer Science from the University of Illinois.

Raymond Brothers - Director, is recognized world-wide as a leading sports and entertainment agent and attorney, supporting athletes during and after their professional careers. Throughout his career, he has been a mentor to Immanuel Quickley, LaMelo Ball, Danny Green, Markelle Fultz, Precious Achiuwa, Zach Randolph, Caron Butler, and many more. Brothers has negotiated multi-billion dollars in contracts for his clients since becoming an agent. Brothers is currently Head of Basketball at Roc Nation Sports, a sub-division of Roc Nation, launched in spring 2013. Founder Shawn “JAY-Z” Carter’s love of sports led to the natural formation of Roc Nation Sports, supporting athletes in the same way Roc Nation has been working alongside and advocating for artists in the music industry for years. Roc Nation Sports focuses on elevating athletes’ careers on a global scale both on and off the field. Roc Nation Sports conceptualizes and executes marketing and endorsement deals, community outreach, charitable tie-ins, media relations, and brand strategy. Roc Nation Sports’ roster includes premiere athletes such as Robinson Cano, Skylar Diggins-Smith, LaMelo Ball, Kevin De Bruyne, Romelu Lukaku, Saquon Barkley, Dez Bryant, Leonard Fournette, Danny Green, Todd Gurley, Jaire Alexander, and Ronnie Stanley.

Michael J. Smith - Director, is a world-renowned sports and entertainment attorney and currently represents the Stan Lee Estate in California. Smith was appointed as the youngest Magistrate in the State of Michigan at the age of 24 and has been practicing law nationally and internationally for over 37 years and is also licensed to practice law in the U.S. Tax Courts. Smith’s expertise is in litigation and negotiation in various high level legal areas including sports and entertainment, business formation and asset protection, contract creation and litigation, significant criminal defense and family law and national and international adoptions. Smith having been a collegiate and professional athlete including a pitcher for Wayne State University in Detroit, Michigan, and for the Valdosta Red Sox, an affiliate of the Boston Red Sox in Valdosta, Georgia. Smith, as their attorney, has worked and continues to work with many professional Hall of Fame athletes from many different backgrounds and sports including the greatest hockey player to ever live, Hockey Hall of Famer, Gordie Howe; Thomas “The Hitman” Hearns, who won 8 World Title Belts, and has been inducted in the Boxing Hall of Fame. “The Hitman” and Smith were the Boxing Promoters in Mike Tyson’s comeback when he fought Andrew Golota in 2000 at The Palace of Aubum Hills. Snith represents the NFL’s most elitist greatest wide receiver of all time and enshrined in the NFL’s Hall of Fame, Calvin Johnson Jr. “Megatron” and he has represented Mark Wells, No. 15 who played for the 1980 U.S. Olympic Gold Medal Hockey Team, also referred to as the “Miracle on Ice”. Smith has also represented for years, Gary Danielson; Detroit Lions former Quarterback and TV analyst for the best of the best College Football Games; and Mel Farr “Superstar” famed Detroit Lions Running Back and Rookie of the Year in the NFL and who owned one the largest minority car dealerships in the US; and Kim Mathers (ex-wife of Eminem) and her family and many more. Smith attended Central Michigan University and Wayne State University where he earned a Bachelor of Science Degree in Criminal Law with distinction and was on the Dean’s List. Smith moved back to Michigan and attended Detroit College of Law at Michigan State University, and in 1984 he earned his Juris Doctorate Degree. Smith was an editor of the Detroit College Law Review and had his work published — Federal Election Commission vs. Florida for Kennedy Committee: Our Draft Committees, Political Committees within the meanings of FECA? 1679 Detroit College of Law Review, 1983.

Key Officer

Jonathan Maxim is a director of our subsidiary, Nebula Software Corporation. A description of Mr. Maxim’s background is set forth below.

Jonathan Maxim is a Fortune 500 marketing strategist turned growth hacker who’s led global campaigns for top brands, including Monster Energy, Xfinity, and TikTok, which gained 22,800 app installs in the first 30 days of their campaign. Maxim is co-founder of Vea Fitness, a social media fitness app that rewards your workouts with discounts and free gear from top retailers like Saucony and New Balance, as well as local storefronts. Vea Fitness was founded in 2014 and was successfully sold in 2017 to private investors in the medical field. After that, Maxim headed up growth marketing for TikTok / ByteDance in 2019, responsible for its explosive growth in USA, UK, and Brazil during 2019-2020, driving over 18,500 TikTok installs in 24 hours. Since, Maxim has run growth marketing for social media platform Triller (Triller - You Do You) in which he brought cost per user acquisition down by 73% in 3 months.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended 9/30	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Frank Magliochetti	2021	—	—	—	—	—	—	297,996	297,996
Chief Executive Officer, Chief Financial Officer and Secretary	2020	—	—	—	—	—	—	101,000	101,000

Michael Handelman	2021	—	—	—	—	—	—	25,500	25,500
Former Chief Financial Officer	2020	—	—	—	—	—	—	55,000	55,000

Amber Theoharis	2021	—	—	—	—	—	—	103,700	103,700
Former Vice President of Program Development	2020	—	—	—	—	—	—	55,000	55,000

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this PQA, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frank Magliochetti	—	—	—	—	n/a	—	n/a	—	—

Contracts with Directors and Officers

The following table sets forth information with respect to director compensation (exclusive of consulting arrangements).

Name of Director	Fees Earned or Paid in Cash	Total
Frank Magliochetti	$20,004	$20,004
Michael Handelman	0	0
Michael O’Hara	26,004	26,004
Thomas Terwilliger (former director)	2,000	2,000
Nicholas Panza (former director)	15,003	15,003
Ryan Smollar (former director)	6,501	6,501

No director or officer received a grant of an equity award during or with respect to 2020 and 2021 nor is any grant outstanding

We currently have an agreement dated as of December 24, 2019, with Frank Magliochetti, one of our directors, pursuant to which he has agreed to serve as a director for $1,667 per month with respect to services performed as a director, subject to our reimbursing them for reasonable out-of-pocket expense incurred in connection with the performance of his duties as a director. We have agreed to pay each of our independent directors, Michael J. O’Hara, Raymond Brothers and Michael J. Smith, $5,000 per month for their services performed as a director. The term as a director is until he is removed by our stockholders, he resigns, or commits certain type of crimes.

As of December 24, 2019, we had entered into a Consulting Agreement with Parcae Capital Corporation, a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer, pursuant to which Parcae has agreed to provide strategic and business development assistance to us for an initial period of three years for $5,000 per month. We have executed an addendum to the Consulting Agreement effective March 1, 2021, Parcae shall be compensated $23,333 per month.

WHO OWNS OUR VOTING STOCK

Our principal stockholders are set forth in the following table. These principal stockholders include:

●	each of our directors and executive officers,
●	our directors and executive officers as a group, and
●	others who we know own more than five percent of the voting power of our issued and outstanding equity securities.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our corporate address.

Name of Shareholder	Amount and Nature of Beneficial Ownership	Ownership Percentage of Class Outstanding (1)	Percentage of Voting Power (2)
Executive Officer and Directors
Frank Magliochetti	1,500,000 Common	*	*
Michael J. O’Hara	5,050,000 Common	1.45%	*
Raymond Brothers	—	0%	0%
Michael J. Smith	—	0%	0%
Executive Officers and Directors, as a group (4 persons)	6,550,000 Common	1.88%	*
5% or Greater Stockholders
Laura Curwen 1101 Grandview Drive Nashville, TN 37204	250,000 Preferred	6.84%	3.50%
Joseph Magliochetti 4734 Wildwood Drive Delray Beach, FL 33445	250,000 Preferred	6.84%	3.50%
Holly Ruma 4734 Wildwood Drive Delray Beach, FL 33445	250,000 Preferred	6.84%	3.50%
Olivia Savor 6958 Houlton Circle Lake Worth, FL 33467	250,000 Preferred	6.84%	3.50%
Leonard Tucker, LLC (3) 20423 State Road 7 F6-123 Boca Raton, FL 33498	462,500 Preferred	12.66%	6.48%
Irwin and Karen Mayer	400,000 Preferred	10.95%	5.61%
2297 Waterby Street Westlake Village, CA 91351	5,891,609 Common	1.69%
Alison Marcus	300,000 Preferred	8.21%	4.21%
11500 Valentino Lane Las Vegas, NV 89138	3,140,000 Common	*
Patricia Meyer	300,000 Preferred	8.21%	4.21%
2600 San Leandro Blvd., Apt. 708 San Leandro, CA 94578	3,500,000 Common	1.01%	*
Peter Aiello, Jr. 5210 Marmol Drive Woodland Hills, CA 91364	231,250 Preferred	6.33%	3.24%
Christine Arenella	231,250 Preferred	6.33%	3.24%
3310 South Ocean Blvd., Apt. 431-D Highland Beach, FL 33487	2,000,000 Common	*	*
Fred and Jennifer Ciapetta 21 Apple Hill Drive Cortland Manner, NY 10511	231,250 Preferred	6.33%	3.24%
Peter Aiello, Sr. (4) 3310 South Ocean Blvd., Apt. 431-D Highland Beach, FL 33487	231,250 Preferred	6.33%	3.24%
Panza Family Trust (5) 1667 E. Classical Blvd. Delray Beach, FL 33445	115,630 Preferred	3.17%	1.62%

*	Less than 1%
(1)	Ownership percentages are based on (a) 348,115,860 shares of common stock outstanding and (b) 3,653,130 shares of Series A Preferred Stock outstanding.
(2)	Voting percentages are based on a total of 713,428,860 eligible votes, including 365,313,000 votes associated with the outstanding shares of Series A Preferred Stock.
(3)	Leonard Tucker is the owner of this entity.
(4)	Ownership held through Capa Partners, Limited.
(5)	The trustees of this entity are Nicholas and Shayna Panza.

Series A Preferred Stock

Voting Rights. Currently, there are 3,653,130 shares of our Series A Preferred Stock issued and outstanding, which, as a group, control all corporate matters of our company.

The Series A Preferred Stock shall vote on all matters as a class with the holders of common stock and each share of Series A Preferred Stock shall be entitled to 100 votes per share. (See “Risk Factors—Risks Relating to our Capital Structure and Potential Management Conflicts” and “Description of Our Securities”).

RELATED PARTY TRANSACTIONS

Winners, Inc.

We have completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis, and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since Frank Magliochetti, our Chief Executive Officer and consultant is a consultant and director of Winners, Inc. These transactions are summarized below.

On September 8, 2021, the Company exercised the option to acquire common shares of Winners, Inc. and the Company recorded the investment using the equity method of accounting and reflecting it as an equity method investee.

The asset and liability balances are as follows:

	June 30, 2022	September 30, 2021
Notes receivable	$—	$515,000
Accrued interest receivable	—	41,000
Equity method investment in Winners, Inc.	—	105,000
Total assets	$—	$661,000

Notes payable	$111,000	$—
Accrued interest payable	2,000	—
Total liabilities	$113,000	$—

Notes Receivable. During the year ended September 30, 2020, the Company loaned Winners, Inc. $350,000, of which $150,000 was repaid to the Company by Winners, Inc. in that same year. During the year ended September 30, 2021, the Company loaned Winners, Inc. an additional $315,000.

The notes were secured by all tangible and intangible assets of Winners Inc., bore interest at a rate of 10% per annum and matured on August 11, 2021, and was past due until it was repaid.

During the nine months ended June 30, 2022, the entire receivable balance of $515,000 as well as accrued interest of $62,000 was repaid to the Company.

The balance of the notes receivable as of June 30, 2022 is $0.

Accrued Interest Receivable. During the nine months ended June 30, 2022, the Company recorded interest income of $21,000 from the notes receivable and the entire balance of accrued interest receivable of $62,000 was repaid to the Company.

Investment in Winners, Inc. In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

Option to Acquire Common Shares of Winners, Inc. In August 2020, the Company obtained an option as amended from Thomas Terwilliger, Winners, Inc.’s former Chief Executive Officer and shareholder, to purchase 149,012,000 (14,901,200 pre-split) common shares for $175,000 for which the Company had provided a $100,000 non-refundable deposit. Once the Company remitted the remaining $75,000 to Mr. Terwilliger, the option became exercisable anytime through May 31, 2021, and which exercise date was subsequently extended.

The Company followed the guidance of ASC 321, Investment – Equity Securities and accounted the option at cost of $100,000. The remaining balance of $75,000 was paid to Mr. Terwilliger and the option was exercised on September 8, 2021.

Investment in Equity Method Investee - Winners, Inc. Upon payment of the remaining balance of $75,000 owed to Mr. Terwilliger for the option, the option was exercised on September 8, 2021. Subsequent to exercise of the option, the Company began accounting for the investment as an equity method investment under ASC 323, Investment - Equity Method and Joint Ventures.

Note Payable. During the period from March 30, 2022, through June 16, 2022, the Company borrowed an aggregate of $111,000 from Winners, Inc. in exchange for three promissory notes bearing interest at 10% per annum and due on demand. As of June 30, 2022, the principal balance due on the note payable was $111,000 and accrued interest payable on the notes was $2,000.

Consulting Agreements

We entered into a Consulting Agreement with Parcae Capital Corporation which is a company affiliated with Frank Magliochetti, our Chairman of the Board and Chief Executive Officer, pursuant to which Parcae has agreed to provide strategic and business development assistance for an initial period of three years for $5,000 per month. We have executed an addendum to the Consulting Agreement effective whereby upon the filing of this PQA, Parcae shall be compensated $23,333 per month.

Settlement Agreements

During the year ended September 30, 2020, the Company entered into settlement agreements with certain officers and stockholders for the settlement of unpaid fees in the aggregate of $1,123,000 in exchange for cash payment of $100,000 and issuance of 6,750,000 shares of common stock with fair value of $18,000 as follows:

Irwin Meyer (Consultant)	$351,200	Consulting Agreement	Settled with cash ($40,000)
Michael Handelman (former Chief Financial Officer)	$200,053	Consulting Agreement	Settled with cash ($25,000)
Michael J. O’Hara (Director)	$91,260	Consulting Agreement	Settled with shares
Nate Bernard (former Chief Executive Officer)	$206,299	Consulting Agreement	Settled with shares
Parcae Capital Corp. (Frank Magliochetti)	$200,000	Consulting Agreement	Settled with cash ($35,000)

DESCRIPTION OF OUR SECURITIES

General

The following description of our common stock is qualified in its entirety by reference to our Articles of Incorporation, as amended, our bylaws and Nevada corporation law. We are authorized to issue 2,000,000,000 shares of common stock and 10,000,000 shares of Preferred Stock. At the date of this PQA, we have 348,115,860 shares of common stock and 3,653,130 shares of our Series A Preferred Stock issued and outstanding.

Common Stock

Our shares of common stock:

●	have one vote per share on election of each director and other matters submitted to a vote of stockholders
●	have equal rights with all holders of issued and outstanding common stock to receive dividends from funds legally available therefore, if any, when, as and if declared from time to time by the board of directors;
●	are entitled to share equally with all holders of issued and outstanding common stock in all of our assets remaining after payment of liabilities, upon liquidation, dissolution or winding up of our affairs;
●	do not have preemptive, subscription or conversion rights; and
●	do not have cumulative voting rights.

Series A Preferred Stock

Our shares of Series A Preferred Stock:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;
●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;
●	shall be treated pari passu with Common Stock except that the payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;
●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;
●	shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the later of:

●	The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $5,000,000 in cash proceeds to the Company, net of underwriting discounts.
●	The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred Stock.
●	January 1st, 2022.

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully-diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Convertible Promissory Notes

We had convertible notes payable as of June 30, 2022, and September 30, 2021, as follows:

	June 30, 2022	September 30, 2021
Discovery Growth Group LLC convertible note payable	$600,000	$—
Sixth Street Lending LLC convertible note payable	48,000	—
Sixth Street Lending LLC convertible note payable	104,000	—
Total	$752,000	$—

Transfer Agent

Our transfer agent is Transfer Online whose address is 512 SE Salmon Street, Portland, Oregon 97214, whose phone number is 503-227-2950.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have 503,115,860 outstanding shares of common stock, assuming the sale of all 155,000,000 Remaining Shares hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed 1% of the number of shares of common stock then outstanding.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

INVESTOR ELIGIBILITY STANDARDS

The shares offered hereunder will be sold only to a person who is NOT an accredited investor if the aggregate purchase price paid by such person is no more than 10% of the greater of such person’s annual income or net worth, not including the value of his primary residence, as calculated under Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended. In the case of sales to fiduciary accounts (Keogh Plans, Individual Retirement Accounts (IRAs) and Qualified Pension/Profit Sharing Plans or Trusts), the above suitability standards must be met by the fiduciary account, the beneficiary of the fiduciary account, or by the donor who directly or indirectly supplies the funds for the purchase of shares. Investor suitability standards in certain states may be higher than those described in this PQA. These standards represent minimum suitability requirements for prospective investors, and the satisfaction of such standards does not necessarily mean that an investment in the Company is suitable for such persons.

Each investor must represent in writing that he/she/it meets the applicable requirements set forth above and in the Subscription Agreement, including, among other things, that (i) he/she/it is purchasing the shares for his/her/its own account and (ii) he/she/it has such knowledge and experience in financial and business matters that he/she/it is capable of evaluating without outside assistance the merits and risks of investing in the shares, or he/she/it and his/her/its purchaser representative together have such knowledge and experience that they are capable of evaluating the merits and risks of investing in the shares. Transferees of shares will be required to meet the above suitability standards.

DISQUALIFYING EVENTS DISCLOSURE

Recent changes to Regulation A promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the Offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting equity securities, any promoter connected with the issuer in any capacity as of the date hereof, any investment manager of the issuer, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the Offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in Rule 506(d)(1) of Regulation D subsequent to September 23, 2013, subject to certain limited exceptions. The Company is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Company. The Company believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events.

It is possible that (a) Disqualifying Events may exist of which the Company is not aware and (b) the SEC, a court or other finder of fact may determine that the steps that the Company has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Company may lose its ability to rely upon exemptions under Regulation A, and, depending on the circumstances, may be required to register the Offering of the Company’s Common Stock with the SEC and under applicable state securities laws or to conduct a rescission offer with respect to the securities sold in the Offering.

LEGAL MATTERS

We are not a party to any pending or threatened legal proceedings or disputes, and we do not anticipate the institution of any legal proceedings. Certain legal matters with respect to the validity of the shares of common stock to be distributed pursuant to this offering will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas.

EXPERTS

Our consolidated balance sheet as of September 30, 2021, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended September 30, 2021, included in this PQA have been audited by Salberg & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

Our consolidated balance sheet as of September 30, 2020, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended September 30, 2020, included in this PQA have been audited by Weinberg & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

In 2021, before we became a reporting company under the Securities Exchange Act of 1934, we changed independent auditors from Weinberg & Company, P.A. to Salberg & Company, P.A. At the time of such change, there existed no disagreements between our company and Weinberg & Company, P.A. with respect any matter of accounting or financial disclosure.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of their position, if they acted in good faith and in a manner, they reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which they are to be indemnified, we must indemnify them against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

U.S. Securities and Exchange Opinion on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Officers, Directors, and controlling purposes by our Certificate of Incorporation, our By-Laws, and the laws of the State of Nevada, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

AVAILABLE INFORMATION

We are required to file certain periodic reports and other information with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC- 0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding Issuers that file electronically with the SEC on the EDGAR system. The address of that site is www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission for the common stock offered by this PQA. This PQA does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we make reference in this PQA to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement, or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this PQA is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INDEX TO FINANCIAL STATEMENTS

Clickstream Corporation

Unaudited Financial Statements for the Nine Months Ended June 30, 2022

CLICKSTREAM CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Rounded to nearest thousand except for share quantities)

	June 30,	September 30,
	2022	2021
	(unaudited)
ASSETS
Current assets:
Cash	$1,000	$422,000
Prepaid expenses	880,000	102,000
Note receivable and accrued interest - Winners, Inc. - related party	—	556,000
Total current assets	881,000	1,080,000

Investment in equity method investee - Winners, Inc.	—	105,000

Total assets	$881,000	$1,185,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$1,070,000	$207,000
Convertible notes payable, net of debt discount and plus premium	775,000	—
Note payable and accrued interest - Winners, Inc. - related party	113,000	—
Total current liabilities	1,958,000	207,000

Total liabilities	1,958,000	207,000

Commitments and contingencies (See Note 13)	—	—

Series A convertible preferred stock, $0.001 par value, 10,000,000 shares authorized; 3,691,670 and 4,000,000 shares issued and outstanding, respectively	46,000	50,000

Stockholders’ equity (deficit):
Common stock, $0.0001 par value, 2,000,000,000 shares authorized; 338,183,630 and 279,437,804 shares issued and outstanding, respectively	34,000	28,000
Common stock to be issued, 18,087,827 and 140,000 shares, respectively	2,000	—
Additional paid-in capital	16,996,000	14,464,000
Accumulated deficit	(18,155,000)	(13,564,000)
Total stockholders’ equity (deficit)	(1,123,000)	928,000

Total liabilities and stockholders’ equity (deficit)	$881,000	$1,185,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICKSTREAM CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Rounded to nearest thousand except for share and per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2022	2021	2022	2021

Revenues	$—	$—	$—	$—

Operating expenses:
Research and development	189,000	230,000	484,000	521,000
Selling, general and administrative expenses	741,000	1,027,000	3,582,000	5,389,000
Total operating expenses	930,000	1,257,000	4,066,000	5,910,000

Loss from operations	(930,000)	(1,257,000)	(4,066,000)	(5,910,000)

Other income (expense):
Settlement of employment agreement	—	—	(146,000)	—
Interest expense	(60,000)	(74,000)	(267,000)	(90,000)
Interest income	—	13,000	21,000	41,000
Change in fair value - investments	—	377,000	—	639,000
Gain on debt exinguishment	35,000	—	35,000	—
Total other income (expense), net	(25,000)	316,000	(357,000)	590,000

Loss before equity method investee loss	(955,000)	(941,000)	(4,423,000)	(5,320,000)

Loss of equity method investee	—	—	(105,000)	—

Net loss	(955,000)	(941,000)	(4,528,000)	(5,320,000)

Deemed dividend resulting from redemption of Series A shares	(12,000)	—	(63,000)	—

Net loss available to common stockholders	$(967,000)	$(941,000)	$(4,591,000)	$(5,320,000)

Net loss per common share, basic and diluted	$(0.00)	$(0.00)	$(0.01)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	349,072,877	244,277,687	316,264,509	234,539,844

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICKSTREAM CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2022
(Rounded to nearest thousand except for share quantities)
(unaudited)

	Common Stock		Common Stock To Be Issued		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, March 31, 2022	332,287,234	$33,000	15,140,000	$2,000	$16,875,000	$(17,188,000)	$(278,000)
Physical issuance of common shares previously to be issued	140,000	—	(140,000)	—	—	—	—
Issuance of common shares for services	—	—	3,087,827	—	62,000	—	62,000
Redemption of Series A preferred shares	—	—	—	—	—	(12,000)	(12,000)
Common shares issued upon conversions of convertible notes payable	5,756,396	1,000	—	—	59,000	—	60,000
Net loss	—	—	—	—	—	(955,000)	(955,000)
Balance, June 30, 2022	338,183,630	$34,000	18,087,827	$2,000	$16,996,000	$(18,155,000)	$(1,123,000)

	Common Stock		Common Stock To Be Issued		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2021	279,437,804	$28,000	140,000	$—	$14,464,000	$(13,564,000)	$928,000
Physical issuance of common shares previously to be issued	140,000	—	(140,000)	—	—	—	—
Issuance of common shares for services	21,299,430	3,000	3,087,827	—	792,000	—	795,000
Issuance of common shares for private placement	15,000,000	1,000	—	—	749,000	—	750,000
Issuance of shares for settlement of employment agreement	1,550,000	—	—	—	155,000	—	155,000
Issuance of common shares for marketing fees	15,000,000	1,000	—	—	389,000	—	390,000
Issuance of common shares for licensing fees	—	—	15,000,000	2,000	388,000	—	390,000
Deemed dividend on redemption of Series A preferred shares	—	—	—	—	—	(63,000)	(63,000)
Common shares issued upon conversions of convertible notes payable	5,756,396	1,000	—	—	59,000	—	60,000
Net loss	—	—	—	—	—	(4,528,000)	(4,528,000)
Balance, June 30, 2022	338,183,630	$34,000	18,087,827	$2,000	$16,996,000	$(18,155,000)	$(1,123,000)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICKSTREAM CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2021
(Rounded to nearest thousand except for share quantities)
(unaudited)

	Common Stock		Common Stock To Be Issued		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, March 31, 2021	243,963,102	$24,000	—	$—	$12,629,000	$(10,157,000)	$2,496,000
Issuance of common shares for services	474,702	—	140,000	—	89,000	—	89,000
Net loss	—	—	—	—	—	(941,000)	(941,000)
Balance, June 30, 2021	244,437,804	$24,000	140,000	$—	$12,718,000	$(11,098,000)	$1,644,000

	Common Stock		Common Stock To Be Issued		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, September 30, 2020	220,560,625	$22,000	—	$—	$10,001,000	$(5,778,000)	$4,245,000
Issuance of common shares for services	13,877,179	1,000	140,000	—	2,590,000	—	2,591,000
Issuance of common shares for acquisition of Nebula Software Corp.	10,000,000	1,000	—	—	127,000	—	128,000
Net loss	—	—	—	—	—	(5,320,000)	(5,320,000)
Balance, June 30, 2021	244,437,804	$24,000	140,000	$—	$12,718,000	$(11,098,000)	$1,644,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICKSTREAM CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Rounded to nearest thousand)
(unaudited)

	For the Nine Months Ended June 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,528,000)	$(5,320,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	130,000	90,000
Premium on debt	105,000	—
Loss on settlement of employment agreement	146,000	—
Gain on debt extinguishment	(35,000)	—
Stock-based compensation	698,000	2,591,000
Loss of equity method investee	105,000	—
Change in fair value - investments - related party	—	(639,000)
Changes in operating assets and liabilities:
Prepaid expenses	98,000	982,000
Interest receivable	(21,000)	—
Accounts payable and accrued expenses	873,000	(75,000)
Accrued interest payable - related party	2,000	(4,000)
Net cash used in operating activities	(2,427,000)	(2,375,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Advances to Winners, Inc.	—	(315,000)
Repayments and interest income received on advances to Winners, Inc. - related party	577,000	—
Interest receivable - Winners, Inc. - related party	—	(41,000)
Net cash provided by (used in) investing activities	577,000	(356,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	754,000	1,300,000
Repayments of convertible notes payable	(119,000)	—
Repayment of loans payable - related parties	—	(7,000)
Proceeds from private placement offering	750,000	—
Proceeds from note payable to Winners, Inc. - related party	111,000	—
Redemption of Series A preferred shares	(67,000)	—
Net cash provided by financing activities	1,429,000	1,293,000

Net decrease in cash	(421,000)	(1,438,000)
Cash, beginning of period	422,000	3,015,000
Cash, end of period	$1,000	$1,577,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common shares issued to settle accrued expenses	$9,000	$—
Deemed dividend related to redemption of Series A preferred shares	$63,000	$—
Common shares issued for prepaid expenses	$877,000	$—
Common shares issued upon conversions of convertible notes payable	$60,000	$—
Common shares issued for acquisitioin of Nebula Software Corp.	$—	$128,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

NOTE 1 – NATURE OF OPERATIONS

Overview

Clickstream Corp. (“Clickstream,” “CLIS”, “we”, “our” or the “Company”), developed and launched a free to play gaming app, WinQuik™, based on an analytics platform that caters to the untapped market of casual users that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target was not the sports betters or the fantasy players, who will join over time, but rather individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games were quick to play quiz type games that allowed the user to get involved in around 20 seconds, and then receive results from push notifications. Due to a security breach compromising WinQuik™, WinQuik™ was removed from the App Store and Play Store in late February 2022. No decision has been made as to the future of WinQuik™.

In December 2020, the Company acquired Nebula Software Corp. (“NSC”), owner of HeyPalTM, a language exchange platform which allows users from around the world to learn new languages through interactive exchanges and social posts. The Company is currently in the process of commercializing this platform. In November 2021, the Company launched its Android version of HeyPal™ in the Google Play Store.

In March 2021, the Company acquired Rebel Blockchain, Inc. (“RBI”), which has successfully launched the Beta version of its Nifter™ Music NFT Marketplace globally. Nifter™ allows artists to create, sell and discover unique music and sound non-fungible tokens (“NFT”s). NFTs are a new type of digital asset made possible through blockchain technology. NFTs can be created from any digital asset, including music and audio files, thus creating new streams of revenues for artists. The Nifter™ Marketplace allows for the creation and buying and selling of these music NFTs.

In September 2021, the Company acquired approximately 53% of Winners, Inc. (“WNRS”), which together with its prior holdings gives an approximate 55% interest in the common stock of WNRS. Due to the existence of super-voting preferred stock of WNRS, the Company has a voting percentage of approximately 5%. However, management has concluded that Winners, Inc. and its subsidiary VegasWinners, Inc. should be considered an investment in equity method investee (See Note 7).

COVID-19 Update

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

We have implemented adjustments to our operations designed to keep employees safe and comply with international, federal, state, and local guidelines, including those regarding social distancing. The extent to which COVID-19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID- 19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations.

To date, the Company has not experienced any significant economic impact due to COVID- 19.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

Basis of Presentation

The interim unaudited condensed financial statements included herein reflect all material adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) which, in the opinion of the Company’s management, are ordinary and necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures required under generally accepted accounting principles in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company’s management believes the disclosures are adequate to make the information presented not misleading.

The condensed balance sheet information as of September 30, 2021 was derived from the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2021 (“2021 Annual Report”), filed with the SEC pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 11, 2022. These interim unaudited condensed financial statements should be read in conjunction with the 2021 Annual Report. The results of operations for the three and nine months ended June 30, 2022 are not necessarily indicative of the results to be expected for the entire fiscal year or for any other period.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, as of June 30, 2022, the Company had cash on hand of $1,000 and a working capital deficit (current liabilities in excess of current assets) of $1,077,000. During the nine months ended June 30, 2022, the net loss attributed to common stockholders was $4,591,000 and net cash used in operating activities was $2,427,000. The Company is currently in default on a $600,000 convertible note payable to Discovery Growth Fund, LLC (See Note 8).

Discovery Growth Fund, LLC

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts for the twelve months ended June 30, 2023, and our current capital structure including equity-based instruments and our obligations and debts.

The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company has not yet generated revenues, but has continuing operating expenses including, but not limited to, compensation costs, professional fees, software development costs and regulatory fees.

The Company’s primary source of operating funds has been from cash proceeds from the sale of common stock and the issuances of promissory notes and other debt. The Company has experienced net losses from operations since inception, but it expects these conditions to improve in the future as it develops its business model. The Company had a stockholders’ deficit at June 30, 2022 and requires additional financing to fund future operations.

Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities, (ii) continue to explore and execute prospective partnering or distribution opportunities; and (iii) identify unique market opportunities that represent potential positive short-term cash flow.

The Company’s existence is dependent upon management’s ability to develop profitable operations and to obtain additional funding sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or the resolution of the Company’s liquidity problems.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its business development activities or cease operations. The Company continues to explore obtaining additional capital financing and the Company is closely monitoring its cash balances, cash needs, and expense levels.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the relative fair value of assets acquired, valuation of intangible assets for impairment testing, valuation of share-based compensation, and the valuation allowance on deferred tax assets. Actual results could differ from those estimates, and those estimates may be material.

Asset Acquisitions

The Company accounts for acquisitions of legal entities that do not meet the definition of a business under ASC 805 as asset acquisitions. Assets acquired and liabilities assumed are recorded at their relative fair value and no goodwill is recorded. Contingent consideration for assets acquired is measured and is recognized as an expense on the date the contingency occurs.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Nebula Software Corp. and Rebel Blockchain, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At June 30, 2022 and 2021, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000. At June 30, 2022 and September 30, 2021, the Company had cash in banks exceeding the insured FDIC limit of $0 and $172,000, respectively.

Equity Method Investment

The equity method is applied to investments in affiliated companies and joint ventures. An affiliated company is an entity which is not controlled by the Company, but for which the Company is able to exert significant influence over the decisions on financial and operating business policies. If the Company has 20% or more, but not more than 50%, of the voting rights of another entity, the Company is presumed to have significant influence over that entity. However, if a company has less than 20% of the voting rights and is able to exert significant influence, then the equity method should be applied. Under the equity method, the investment in an affiliated company or joint venture is initially recognized at cost and the carrying amount is increased or decreased to recognize the Company’s share of the net income or loss of the affiliated company or joint venture. When the Company’s share of losses of an affiliated company equals or exceeds it interest in the affiliated company or joint venture, the Company discontinues recognizing its share of further losses. All intercompany profits have been eliminated in proportion to interests in affiliated companies or joint ventures.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

Segments

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Management has determined that the Company has one operating segment.

Fair Value Measurements

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1 —Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company recorded intangible assets for an asset acquisition (See Note 5). The Company performs impairment tests on these assets to reduce such asset to their fair value as applicable. These are considered level 3 non-recurring fair value measurements. The Company may use both qualitative and quantitative techniques such as the income method to value such assets. At September 30, 2021, the Company recorded impairment of intangible assets of $128,000, resulting in a net book value of zero.

Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of accounts payable and accrued expenses, and short-term borrowings, as reflected in the consolidated balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

Impairment of Long-lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists, in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long- Lived Assets.” Events and circumstances considered by the Company in determining where the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include but are not limited to significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets.

If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of June 30, 2022 and September 30, 2021, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the consolidated financial statements.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the consolidated statements of operations. The Company recognized $515,000 and $25,000 in marketing and advertising costs during the nine months ended June 30, 2022 and 2021, respectively.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

Stock-Based Compensation

We account for our stock-based compensation to employees and non-employees under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Net Loss per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “if converted” method.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	June 30,
	2022	2021
Series A preferred shares	369,167,000	400,000,000
Convertible notes	44,707,814	—
Total potentially dilutive shares	413,874,814	400,000,000

Based on the potential common stock equivalents noted above at June 30, 2022, the Company has sufficient authorized shares of common stock (2,000,000,000) to settle any potential exercises of common stock equivalents.

Recent Accounting Standards

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. The Company adopted ASU 2020-06 in the first quarter of fiscal 2022 utilizing the modified retrospective method. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, which significantly changes how entities will measure credit losses for most financial assets, including accounts receivable. ASU No. 2016-13 will replace today’s “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. On November 15, 2019, the FASB delayed the effective date of Topic 326 for certain small public companies and other private companies until fiscal years beginning after December 15, 2022 for SEC filers that are eligible to be smaller reporting companies under the SEC’s definition, as well as private companies and not-for-profit entities. The Company does not expect the new guidance will have a material impact on its financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 — NOTE RECEIVABLE, INVESTMENT IN AND OPTION TO ACQUIRE COMMON SHARES OF WINNERS, INC., AND NOTE PAYABLE – RELATED PARTY

During the year ended September 30, 2020, the Company completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS) (www.vegaswinners.com). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since certain officers and members of the Company’s Board of Directors are also members of Winner’s Inc. Board of Directors.

On September 8, 2021, the Company exercised the option to acquire common shares of Winners, Inc and the Company recorded the investment using the equity method of accounting and reflecting it as an equity method investee.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

The asset and liability balances are as follows:

	June 30,	September 30,
	2022	2021
Notes receivable	$—	$515,000
Accrued interest receivable	—	41,000
Equity method investment in Winners, Inc.	—	105,000
Total assets	$—	$661,000

Notes payable	$111,000	$—
Accrued interest payable	2,000	—
Total liabilities	$113,000	$—

A. Notes Receivable

During the year ended September 30, 2020, the Company loaned Winners, Inc. $350,000, of which $150,000 was repaid to the Company by Winners, Inc. in that same year. During the year ended September 30, 2021, the Company loaned Winners, Inc. an additional $315,000.

The notes were secured by all tangible and intangible assets of Winners Inc., bore interest at a rate of 10% per annum and matured on August 11, 2021 and was past due until it was repaid.

During the nine months ended June 30, 2022, the entire receivable balance of $515,000 as well as accrued interest of $62,000 was repaid to the Company.

The balance of the notes receivable as of June 30, 2022 is $0.

B. Accrued Interest Receivable

During the nine months ended June 30, 2022, the Company recorded interest income of $21,000 from the notes receivable and the entire balance of accrued interest receivable of $62,000 was repaid to the Company.

C. Investment in Winners, Inc.

In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

The Company accounted for the investment to Winners Inc. pursuant to ASC 320, Investments - Debt and Equity, as the Company’s equity interest does not give it the ability to exercise significant influence (generally less than 20% of an investee’s equity) and accounts for the investment at fair value. The investment is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations.

On September 8, 2021, the Company began accounting for its investment in Winners, Inc as an equity method investment (See Note 7).

D. Option to Acquire Common Shares of Winners, Inc.

In August 2020, the Company obtained an option as amended from Thomas Terwilliger, Winners, Inc.’s former Chief Executive Officer and shareholder, to purchase 149,012,000 (14,901,200 pre-split) common shares for $175,000 for which the Company had provided a $100,000 non-refundable deposit. Once the Company remitted the remaining $75,000 to Mr. Terwilliger, the option became exercisable anytime through May 31, 2021 and which exercise date was subsequently extended.

The Company followed the guidance of ASC 321, Investment – Equity Securities and accounted the option at cost of $100,000. The remaining balance of $75,000 was paid to Mr. Terwilliger and the option was exercised on September 8, 2021 (See Note 7).

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

E. Investment in Equity Method Investee - Winners, Inc.

Upon payment of the remaining balance of $75,000 owed to Mr. Terwilliger for the option, the option was exercised on September 8, 2021. Subsequent to exercise of the option, the Company began accounting for the investment as an equity method investment under ASC 323, Investment - Equity Method and Joint Ventures (See Note 7).

F. Note Payable

During March 30, 2022 through June 16, 2022, the Company borrowed an aggregate of $111,000 from Winners, Inc. in exchange for three promissory notes bearing interest at 10% per annum and due on demand. As of June 30, 2022, the principal balance due on the note payable was $111,000 and accrued interest payable on the notes was $2,000.

NOTE 5 — ACQUISITION OF NEBULA SOFTWARE CORP. (ASSET PURCHASE)

On December 3, 2020, the Company acquired 100% of the outstanding shares of Nebula in exchange for 10,000,000 shares of common stock having a fair value of $128,000 ($0.0128/share), based upon the quoted closing trading price. The $128,000 was recorded as an intangible asset. In addition, there was 10,000,000 additional common shares due as contingent consideration upon the launch of the HeyPal™ App without major software bugs which inhibit large functionality. These common shares were issued and accounted for as a $2,370,000 expense in March 2021 when the contingency occurred, which was included in general and administrative expenses.

With the acquisition, the Company is able to consolidate and complement existing content operations, trained workforce, proprietary software and operating platform, and the opportunity to generate future synergies with our existing business.

The Company has included the results of operations of Nebula since its acquisition date. There were no acquisition related costs.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill.

During the year ended September 30, 2021, the Company recorded an impairment expense of $128,000 since the asset has not generated any revenue and the Company cannot project any positive cash flows.

NOTE 6 – ACQUISITION OF REBEL BLOCKCHAIN, INC. (“RBI”) (ASSET PURCHASE)

On March 19, 2021, the Company acquired 100% of Rebel Blockchain, Inc. (a start-up) in exchange for a contingent consideration arrangement in the form of up to 15,000,000 common shares of the Company.

Pursuant to the agreement, the Company is required to issue milestone payments in the form of common shares as follows:

●	2,000,000 shares upon launch of Nifter™ marketplace without major software bugs which inhibit large functionality subject to and issuable upon the Company’s common stock 10-day volume weighted minimum average price per share of $0.30 within 15 days of the benchmark being reached.

●	3,000,000 shares upon reaching $100,000 in monthly gross merchandise value on the Nifter™ platform subject to and issuable upon the Company’s common stock 10-day volume weighted minimum average price per share of $0.50 within 15 days of the benchmark being reached.

●	4,000,000 shares upon reaching $1,000,000 in yearly gross merchandise value on the Nifter™ platform subject to and issuable upon the Company’s common stock 10-day volume weighted minimum average price per share of $0.75 within 15 days of the benchmark being reached.

●	6,000,000 shares upon reaching $10,000,000 in 3-year gross merchandise value on the Nifter™ platform subject to and issuable upon the Company’s common stock 10-day volume weighted minimum average price per share of $ 1.00 within 15 days of the benchmark being reached.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

As of the issuance date of this report, no contingency has been met and no contingent shares have been issued.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill and no assets or liabilities were recorded on the acquisition date as there was no initial consideration.

NOTE 7 – EQUITY METHOD INVESTMENT – RELATED PARTY

In fiscal 2020, the Company was granted by Thomas Terwilliger, Winners, Inc.’s former Chief Executive Officer an option to purchase 149,012,000 shares owned by him representing approximately 83.3% of the Winners, Inc.’s then outstanding common stock for $175,000 for which the Company had provided a $100,000 non-refundable deposit in 2020. On September 8, 2021, the Company completed the option exercise and paid the remaining $75,000. Prior to the exercise of the option, the Company owned 5,000,000 shares of Winners, Inc. With the exercise of the option, the Company now owns 154,012,000 shares of the common stock of Winners, Inc. The total shares outstanding of Winners, Inc. on the date of exercise was 280,090,934 shares.

As a result, the Company owns approximately 55% of Winners, Inc. common shares, but does not have voting control due to the existence of outstanding Series A preferred shares which have super-voting rights (See Below).

Winners, Inc. has outstanding Redeemable Preferred Stock with the following terms:

●	100,000,000 shares authorized

●	Par value – $0.001

●	Convertible – one hundred (100) shares of common stock for each one (1) share of preferred stock

●	Dividends – para passu with common stock

●	Voting - equivalent to the as converted number of common shares (100:1)

●	Liquidation value – no stated value but para passu with common stock on an as converted basis Deemed liquidation provision relating to any reorganization, recapitalization, reclassification, consolidation or merger

●	Convertible – Automatic upon the later of (a) written consent of at least a majority of the then outstanding Series A preferred stock; or (b) January 1, 2023

●	Anti-dilution rights – Ability to maintain a 90% interest on a fully-diluted basis of all common stock and related common stock equivalents for the period ending January 1, 2024

There are 9,000,000 Series A preferred shares issued and outstanding. The total voting power of those shares is 900,000,000 votes.

The Company conducted an analysis to determine the proper accounting method for its investment in Winners, Inc. Although Clickstream directly holds less than 20% of the vote of Winners, Inc. (approximately 5.5%), Clickstream can exert influence over Winners, Inc. due to among other reasons, voting shares held by related parties of Clickstream and board representation. Therefore, the Company determined that the investment should be recorded pursuant ASC 323, Investment - Equity Method and Joint Ventures.

Accordingly, the Company has recognized the investment in Winners, Inc. and its subsidiary VegasWinners, Inc. effective September 8, 2021, as an equity method investment.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

At September 30, 2021, the underlying equity in net assets of Winners, Inc. and its subsidiary was $1,456,000. The Company owns 54.99% of the common stock of Winners, Inc., or $800,000. The book value on the initial date of September 8, 2021, is $192,000. Therefore, the book value exceeds the purchase price of $192,000 (See table below) by $608,000.

Consideration Paid:	Fair Value
Cash	$175,000
Pre-existing investment at fair value	17,000
Total consideration paid	$192,000

The Company measured the fair value per share of the outstanding capital stock on the initial date of September 8, 2021, utilizing a dribble out method which resulted in a fair value of the pre-existing interest of $17,000.

A loss of $18,000 was recognized in operations on September 8, 2021, the re-measurement to fair value of the pre-existing equity interest held. Activity related to the investment in equity method investee is as follows:

Initial recognition, September 8, 2021	$192,000
Loss of equity method investee	(87,000)
Investment in equity method investee - Winners, Inc., September 30, 2021	105,000
Loss of equity method investee	(105,000)
Investment in equity method investee - Winners, Inc., December 31, 2021	$—

As of June 30, 2022, the Company owns 154,012,000 shares of Winners, Inc. The quoted closing price on that date was $0.0099. As such, the market value of the investment based on the closing price is $1,524,719.

NOTE 8 – CONVERTIBLE NOTES PAYABLE

Convertible notes payable were comprised of the following as of June 30, 2022 and September 30, 2021:

	June 30,	September 30,
	2022	2021
Discovery Growth Group LLC convertible note payable	$600,000	$—
Sixth Street Lending LLC convertible note payable	48,000	—
Sixth Street Lending LLC convertible note payable	104,000	—
Total convertible note payable	752,000	—
Less unamortized debt discount	(32,000)	—
Add debt premium	55,000	—
Total convertible notes payable, net of unamortized debt discount plus debt premium	775,000	—
Less current portion	(775,000)	—
Long-term portion	$—	$—

Discovery Growth Fund, LLC

On November 16, 2021, the Company issued a convertible note payable to Discovery Growth Fund, LLC with a face value of $600,000 in exchange for cash proceeds of $500,000, representing an original issue discount (“OID”) of $100,000. The note bears interest at 8% per annum and all principal and unpaid interest are due and payable on maturity on May 16, 2022. From the period commencing February 16, 2022, and terminating on the maturity date, the noteholder has the right to exchange the principal plus accrued interest into shares of the Company’s qualified Reg A offering. The note is convertible with a conversion price of $0.04 per share provided that number of shares beneficially owned by the noteholder and its affiliates does not result in the beneficial ownership exceeding 4.99% of the then outstanding shares of common stock.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

During the nine months ended June 30, 2022, the Company amortized $100,000 of debt discount and accrued interest of $30,000. As of June 30, 2022, the remaining balance due on the convertible note payable was $600,000.

In the event of default, the entire unpaid principal and accrued interest become immediately due and payable upon the occurrence of any of the following events:

(a) any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date; accrued interest shall default to the maximum legal rate;

(b) the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c) a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

(d) the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e) the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

The OID has been accounted for as debt discount and will be amortized to interest expense using the effective interest method over the term of the note payable.

On May 16, 2022, the maturity date of the note, the Company failed to pay both the principal and accrued interest due on the note. On May 24, 2022, Discovery Growth Fund, LLC (the “Payee”) notified the Company it was in default of its convertible promissory note dated November 16, 2021 in the amount of $600,000 plus accrued interest and attorney’s fees due May 16, 2022. On May 26, 2022, the Payee filed a complaint in the United States District Court Central District of California, Western Division. On June 3, 2022, the Payee filed a Second Amended Complaint (“SAC”) alleging breach of contract. On June 15, 2022, the Payee filed a First Amended Ex Parte Application for Writ of Attachment. On July 12, 2022, the Court denied the Payee’s Ex Parte Application for Writ of Attachment.

1800 Diagonal Lending LLC (formerly Sixth Street Lending LLC)

On December 9, 2021, the Company issued a convertible note payable to 1800 Diagonal Lending LLC (formerly Sixth Street Lending LLC) with a face value of $169,000 in exchange for cash proceeds of $154,000, representing an original issue discount (“OID”) of $15,000. A one-time upfront interest charge of 10% was applied and $17,000 was added to the principal with an offset to debt discount. The principal and interest is to be paid over ten consecutive equal payments commencing January 10, 2022 for a total of $186,000, with a final maturity date of December 9, 2022. During the nine months ended June 30, 2022, the Company paid five payments totaling $93,000. As a result of the payments, the Company reduced the debt premium by $31,000, resulting in a gain on debt extinguishment of $31,000. During the nine months ended June 30, 2022, the noteholder converted an aggregate of $45,000 of principal into 5,756,396 shares of common stock, resulting in a reduction in convertible notes payable by $45,000 and debt premium by $15,000, with a corresponding increase in common stock of $1,000 and additional paid-in capital of $59,000. As of June 30, 2022, the remaining balance due on the convertible note payable was $53,000, net of debt discount of $11,000, plus debt premium of $16,000.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

On March 1, 2022, the Company issued a second convertible note payable to Sixth Street Lending LLC (formerly Sixth Street Lending LLC) with a face value of $116,000 in exchange for cash proceeds of $100,000, representing an original issue discount (“OID”) of $16,000. A one-time upfront interest charge of 12% was applied and $14,000 was added to the principal with an offset to debt discount. The principal and interest is to be paid over ten consecutive equal payments commencing April 15, 2022 for a total of $130,000, with a final maturity date of March 1, 2023. During the nine months ended June 30, 2022, the Company paid two payments totaling $26,000. As a result of the payments, the Company reduced the debt premium by $4,000, resulting in a gain on debt extinguishment of $4,000. As of June 30, 2022, the remaining balance due on the convertible note payable was $122,000, net of debt discount of $21,000, plus debt premium of $39,000.

The notes are convertible with a conversion price of 75% of the lowest trading price during the ten trading days prior to the conversion date. The OID was accounted for as debt discount and will be amortized to interest expense over the term of the respective note payable. The notes will be treated as stock settled debt. As such, the Company recorded aggregate debt premium of $105,000. At June 30, 2022, as a result of the aforementioned payments and conversions, the remaining debt premium was $55,000

There is a cross-default provision whereby the notes becomes immediately due in the event of default and the total obligation is equal to 150% of the then outstanding balance plus default interest.

If any of the following events of default listed below shall occur, and if the borrower fails to pay the default amount within five (5) business days of written notice that such amount is due and payable, then the holder shall have the right at any time, to convert the balance owed pursuant to the note including the default amount into shares of common stock of the Company as set forth herein.

Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of five (5) days after written notice from the Holder.

Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC at any time after 180 days after the Issuance Date for any date or period until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

In addition, for all convertible note payable outstanding, the Company has reserved a total 43,296,296 common shares as per the requirements of the convertible notes payable agreements.

NOTE 9 – RELATED PARTY TRANSACTIONS

Consulting Agreements

During fiscal 2020, the Company executed consulting agreements with shareholders and/or officers of the Company ranging from 12 months to 36 months.

During the nine months ended June 30, 2022 and 2021, the Company recognized consulting expense – related parties of $809,000 and $650,000, respectively, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Winners, Inc.

During the nine months ended June 30, 2022, the Company received a $515,000 in principal payments and $62,000 of accrued interest receivable in regards to the promissory notes from Winners, Inc. (See Note 4).

During March 30, 2022 through June 16, 2022, the Company borrowed an aggregate of $111,000 from Winners, Inc. in exchange for three promissory notes bearing interest at 10% per annum and due on demand (See Note 4).

NOTE 10– CONVERTIBLE SERIES A PREFERRED STOCK

Issuance of Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock and has designated 4,000,000 preferred shares as Series A preferred.

The Series A has the following rights and privileges as amended:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the liquidation payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●

shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the latest of:

a. The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company with $5,000,000 in cash proceeds to the Company, net of underwriting discounts;

b. The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred Stock; and

c. January 1, 2022.

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) during the two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti-dilution rights shall be applied pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The Company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully- diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, an 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Issuance of Series A Convertible Preferred Stock

During the year ended September 30, 2020, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock (the “Series A”) in exchange for cash proceeds of $12,000, or $0.0125 per share. In addition, the Company issued 2,000,000 shares of its Series A to two non-related consultants for services rendered and 1,000,000 shares of its Series A to a related party pursuant to a consulting agreement with a total fair value of $38,000, which was based on the cash selling price of the Series A of $0.0125 per share.

The Company considered accounting guidance to determine the appropriate treatment of the Series A shares. Accordingly, based on a deemed liquidation provision which causes potential cash redemption of the Series A shares, the Company recorded the issuance of its Series A for cash and services with a total amount of $50,000 as temporary equity.

Redemption of Series A Shares

On January 28, 2022, the Company entered into a Stock Purchase Agreement (the “Agreement”) whereby the Company agreed to repurchase 462,500 Series A shares owned by the Panza Family Trust (“Panza”) for the aggregate sum of $100,000 payable as follows: (i) $50,000 within one day of execution of the Agreement; and (ii) 12 equal monthly installments of $4,166.66 commencing March 1, 2022. Upon execution of the Agreement, Panza returned 231,250 Series A shares to the Company. Subsequently, each time Panza receives a monthly installment, it shall return an additional 19,270.83 shares to the Company. Whatever fraction of shares is left to accomplish the transfer of all 462,500 Series A shares shall be transferred in the last month.

During the nine months ended June 30, 2022, an aggregate of 308,330 Series A preferred shares were redeemed for $67,000 in cash, resulting in a deemed dividend of $63,000. Accordingly, the Series A convertible preferred stock was reduced by $4,000 and a $63,000 deemed dividend was recorded to the accumulated deficit. As of June 30, 2022, the remaining amount owed under the Agreement was $33,000.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

NOTE 11 - STOCKHOLDERS’ EQUITY (DEFICIT)

Issuance of Common Shares for Services

During the nine months ended June 30, 2022, the Company agreed to issue a total of 24,387,257 shares of common stock, of which 21,299,430 shares were issued and 3,087,827 are to be issued, to consultants with a fair value of $795,000 for services rendered, of which $311,000 is included in prepaid expenses as of June 30, 2022 and is being amortized over the respective service period or agreement term. The common shares issued were valued at the trading price at the respective date of issuances.

During the nine months ended June 30, 2021, the Company issued a total of 13,877,179 shares of common stock to consultants with a fair value of $2,591,000 for services rendered.

Issuance of Common Shares for Licensing and Marketing Fees

Effective March 29, 2022, the Company entered into a Collaboration Agreement (the “Agreement”) with The Stan Lee Estate (“SLE”) and Roc Nation LLC (“Roc Nation”) pursuant to which the parties will collaborate in the mining, marketing and distributing of non-fungible tokens (“NFTs) of among other things data, art, assets, expressions and any other information, expressions and renderings of or related to SLE that SLE owns, controls or otherwise has the right to use and distribute on a non-exclusive and exclusive basis including 147 original art drawings by Stan Lee and autographed by Stan Lee as one NFT, Stan Lee original drawings of Spiderman Circa 1940’s, Stan Lee/Charles Schultz collaboration painting of Snoopy and Spiderman, Silver Surfer artwork original and Spiderman woven tapestry original.

For its compensation under the Agreement, the Company will receive 10% of net revenues from original issue NFT’s and 20% of all resale net revenues. In turn, the Company will issue to SLE: (a) 15,000,000 restricted shares of the Company’s common stock upon execution of the Agreement; and (b) 10,000,000 restricted shares of the Company’s Common Stock after in each case NFT gross sales reach $1,000,000, $10,000,000 and $20,000,000. Additionally, SLE is to receive a series of 5% equity interests in Rebel after in each case NFT gross sales reach $1,000,000, $5,000,000, $75,000,000 and $100,000,000. Also, Roc Nation is to receive 15,000,000 restricted shares of the Company’s Common Stock upon execution of this Agreement and 5,000,000 restricted shares when NFT gross sales reach $10,000,000.

During the nine months ended June 30, 2022, the 15,000,000 common shares required to be issued to SLE upon execution of the Agreement resulted in prepaid licensing fees of $390,000, which is being amortized to expense over the one-year term of the Agreement. As of June 30, 2022, the amount remaining in prepaid expense was $283,000. As of June 30, 2022, the 15,000,000 common shares to SLE are shown as common stock to be issued on the accompanying consolidated balance sheet. The 15,000,000 common shares required to be issued to Roc Nation upon execution of the Agreement resulted in prepaid marketing fees of $390,000, which is being amortized to advertising expense over the one-year term of the Agreement. As of June 30, 2022, the amount remaining in prepaid expense was $283,000. Effective March 29, 2022, the 15,000,000 common shares to Roc Nation were issued.

Issuance of Common Shares for Settlement of Employment Agreement

On October 14, 2021, the Company issued a total of 1,550,000 shares of common stock as settlement of an employment agreement with a former employee. The common shares were valued at the trading price of $0.10 on the settlement date or $155,000. As there was $9,000 accrued to the employee, the Company recognized a loss on the settlement of $146,000.

Issuance of Common Shares for Cash

During the nine months ended June 30, 2022, the Company issued a total of 15,000,000 shares of common stock in a private placement offering for cash proceeds of $750,000.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

Issuance of Common Shares Upon Conversions of Convertible Notes Payable

During the nine months ended June 30, 2022, a noteholder converted an aggregate of $45,000 of principal into 5,756,396 shares of common stock, resulting in a reduction in convertible notes payable by $45,000 and debt premium by $15,000, with a corresponding increase in common stock of $1,000 and additional paid-in capital of $59,000 (See Note 8).

Issuance of Common Shares to be Issued

On May 13, 2022, the Company issued 140,000 common shares that were previously to be issued as of September 30, 2021.

Issuance of Common Shares for Acquisition

During the nine months ended June 30, 2021, the Company issued 10,000,000 shares of common stock to acquire 100% of Nebula Software Corp. with a fair value of $128,000.

NOTE 12 – RESEARCH AND DEVELOPMENT COSTS

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

During the three and nine months ended June 30, 2022, the Company incurred $189,000 and $484,000, respectively, of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app and the HeyPal™ app.

During the three and nine months ended June 30, 2021, the Company incurred and $230,000 and $521,000, respectively, of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app.

NOTE 13– COMMITMENTS AND CONTINGENCIES

Legal Matters

On May 24, 2022, Discovery Growth Fund, LLC (the “Payee”) notified the Company it was in default of its convertible promissory note dated November 16, 2021 in the amount of $600,000 plus accrued interest and attorney’s fees due May 16, 2022. On May 26, 2022, the Payee filed a complaint in the United States District Court Central District of California, Western Division. On June 3, 2022, the Payee filed a Second Amended Complaint (“SAC”) alleging breach of contract. On June 15, 2022, the Payee filed a First Amended Ex Parte Application for Writ of Attachment. On July 12, 2022, the Court denied the Payee’s Ex Parte Application for Writ of Attachment (See Note 8).

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There was no outstanding litigation as of June 30, 2022 other than that described above.

Consulting Agreements

On April 1, 2022, the Company entered into a Director Agreement with Michael Smith to serve a director of the Company in exchange for $5,000 per month. On April 15, 2022, the effective date of the Director Agreement was changed from April 1, 2022 to May 1, 2022.

On April 1, 2022, the Company entered into a Director Agreement with Raymond Brothers to serve a director of the Company in exchange for $5,000 per month. On April 15, 2022, the effective date of the Director Agreement was changed from April 1, 2022 to May 1, 2022.

CLICKSTREAM CORP. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2022

(unaudited)

The Company has consulting agreements with various consultants and related party consultants with a service term ranging from 12 months up to 36 months. The following table summarizes the Company’s future payments/commitments as of June 30, 2022:

2022	$199,000
2023	209,000
Total minimum payments	$408,000

Collaboration Agreement with Stan Lee Estate and Roc Nation LLC

Effective March 29, 2022, Clickstream Corporation (the “Company”) and its subsidiary Rebel Blockchain Corp (“Rebel”) entered into a Collaboration Agreement (the “Agreement”) with The Stan Lee Estate (“SLE”) and Roc Nation LLC (“Roc Nation”) pursuant to which the parties will collaborate in the mining, marketing and distributing of non-fungible tokens (“NFTs) of among other things data, art, assets, expressions and any other information, expressions and renderings of or related to SLE that SLE owns, controls or otherwise has the right to use and distribute on a non-exclusive and exclusive basis including 147 original art drawings by Stan Lee and autographed by Stan Lee as one NFT, Stan Lee original drawings of Spiderman Circa 1940’s, Stan Lee/Charles Schultz collaboration painting of Snoopy and Spiderman, Silver Surfer artwork original and Spiderman woven tapestry original.

For its compensation under the Agreement, the Company will receive 10% of net revenues from original issue NFT’s and 20% of all resale net revenues. In turn, the Company will issue to SLE: (a) 15,000,000 restricted shares of the Company’s common stock upon execution of the Agreement (to be issued as of June 30, 2022); and (b) 10,000,000 restricted shares of the Company’s Common Stock after in each case NFT gross sales reach $1,000,000, $10,000,000 and $20,000,000. Additionally, SLE is to receive a series of 5% equity interests in Rebel after in each case NFT gross sales reach $1,000,000, $5,000,000, $75,000,000 and $100,000,000. Also, Roc Nation is to receive 15,000,000 restricted shares of the Company’s Common Stock upon execution of this Agreement and 5,000,000 restricted shares when NFT gross sales reach $10,000,000.

The gross sales milestones (the “Milestones”) for additional share awards are performance based and, accordingly, are accrued when it is probable the respective performance condition shall be achieved. As of June 30, 2022, sales of the NFTs had not yet begun. Hence, it was not yet probable that any of the Milestones would be achieved. Accordingly, no additional licensing fees or marketing costs were recognized for the Milestones for the nine months ended June 30, 2022.

Other Commitments

Certain asset acquisition contingent consideration may be issuable in the future if contingency conditions are met (See Note 6).

NOTE 14– SUBSEQUENT EVENTS

On July 5, 2022, a noteholder converted $25,000 of principal into 5,102,041 shares of common stock, resulting in a reduction in convertible notes payable by $25,000 and debt premium by $8,000, with a corresponding increase in common stock of $1,000 and additional paid-in capital of $32,000.

On August 18, 2022, the Company issued a promissory note payable to Leonard Tucker, LLC with a face value of $12,500 in exchange for cash proceeds of $10,000, representing an original issue discount (“OID”) of $2,500. The note bears interest at 8% per annum and all principal and unpaid interest are due and payable on the earlier of: (a) proceeds are received from any debt or equity financing; or (b) August 18, 2023.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of:

Clickstream Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Clickstream Corporation and Subsidiaries (the “Company”) as of September 30, 2021, the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows, for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2021, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a net loss and cash used in operations of $7,786,000 and $3,562,000, respectively, in 2021 and an accumulated deficit of $13,564,000 at September 30, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member Center for Public Company Audit Firms

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting Treatment of Investment in Winners, Inc.

As described in footnote 6 to the consolidated financial statements, the Company treated the investment in Winners, Inc. (the “entity”) as an equity method investment. The determination of whether an investment is an equity method investment or shall be treated in another manner under US GAAP can be a complex analysis that involves significant quantitative and qualitative judgments.

We identified the above determinations as a critical audit matter. Auditing management’s judgments regarding the above determinations was especially challenging.

The primary procedures we performed to address this critical audit matter included (a) reviewed management’s analysis as to whether the entity was a variable interest entity, which management concluded it was not, (b) reviewed management’s analysis of the degree of influence exerted by the Company on Winners, Inc. to determine whether the investment should be treated as an equity method investment, and (c) reviewed the initial and subsequent accounting for such investment.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2021.

Boca Raton, Florida

February 10, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Clickstream Corporation

Los Angeles, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Clickstream Corporation (the “Company”) as of September 30, 2020, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2020, and the results of its consolidated operations and its consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred recurring operating losses and used cash in operations since inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, and audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We had served as the Company’s auditor from 2017 to 2021.

/s/Weinberg & Company, P.A.

Los Angeles, California

February 18, 2021

Clickstream Corp. and Subsidiaries
Consolidated Balance Sheets
(Rounded to nearest thousand except for share quantities)

	September 30,	September 30,
	2021	2020
Assets:
Current assets
Cash	$422,000	$3,015,000
Prepaid expenses	102,000	1,105,000
Note receivable and accrued interest - Winners Inc. - Related Party	556,000	200,000
Total current assets	1,080,000	4,320,000

Investment in and option to acquire common shares - Winners, Inc. - Related Party	—	135,000
Investment in equity method investee - Winners, Inc. – Related Party	105,000	—
Total assets	$1,185,000	$4,455,000

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable and accrued expenses	207,000	144,000
Accounts payable - related parties	—	9,000
Advances from stockholders	—	7,000
Total current liabilities	207,000	160,000

Total liabilities	207,000	160,000

Commitments and contingencies (Note 13)	—	—

Series A Convertible Preferred stock, par value $0.001, 10,000,000 shares authorized, 4,000,000 shares issued and outstanding as of September 30, 2021 and 2020, respectively	50,000	50,000

Stockholders’ Equity
Common stock, par value $0.0001, 2,000,000,000 shares authorized, 279,437,804 and 220,560,625, shares issued and outstanding as of September 30, 2021 and 2020, respectively	28,000	22,000
Common stock issuable (140,000 and 0 shares at September 30, 2021 and 2020, respectively	—	—
Additional paid-in capital	14,464,000	10,001,000
Accumulated deficit	(13,564,000)	(5,778,000)
Total stockholders’ equity	928,000	4,245,000

Total liabilities and stockholders’ equity	$1,185,000	$4,455,000

The accompanying notes are an integral part of these consolidated financial statements.

Clickstream Corp. and Subsidiaries
Consolidated Statements of Operations
(Rounded to nearest thousand except for share and per share data)

	For the Year Ended
	September 30,
	2021	2020

Revenues	$—	$—

Operating Expenses:
Research and development	692,000	302,000
Loss on impairment	128,000	—
Consulting and professional fees – related parties	924,000	238,000
General and administrative	5,603,000	1,459,000
Loss from Operations	7,347,000	1,999,000

Other (Income) Expense
Gain on settlement of debt	—	(4,000)
Amortization of debt discount	375,000	165,000
Change in fair value - investments	18,000	15,000
Interest income	(41,000)	—
Total Other (Income) Expense, net	352,000	176,000

Loss before equity method investee loss	(7,699,000)	(2,175,000)
Loss of equity method investee	(87,000)	—
Net loss	$(7,786,000)	$(2,175,000)

Net loss per share
Basic and diluted	$(0.03)	$(0.02)

Weighted average common shares outstanding
Basic and diluted	238,850,782	116,439,213

The accompanying notes are an integral part of these consolidated financial statements.

Clickstream Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity (Deficit)
(Rounded to nearest thousand except for share quantities)

	Common Stock		Common Stock Issuable		Additional Paid	Accumulated
	Shares	Amount	Shares	Amount	in Capital	Deficit	Total

Balance, September 30, 2019	83,438,231	$8,000	—	$—	$2,146,000	$(3,603,000)	$(1,449,000)

Inherent compensation from issuance of Preferred Series A					180,000	—	180,000

Issuance of common stock for private placement offering	100,000,000	10,000	—	—	4,990,000	—	5,000,000

Issuance of common stock for settlement of debt	7,850,000	1,000	—	—	28,000	—	29,000

Gain on settlement of debt from related parties	—	—	—	—	1,010,000	—	1,010,000

Issuance of common stock for services	29,272,394	3,000	—	—	1,647,000	—	1,650,000

Net loss						(2,175,000)	(2,175,000)

Balance, September 30, 2020	220,560,625	$22,000	—	$—	$10,001,000	$(5,778,000)	$4,245,000

Issuance of common stock for services	3,877,179	—	140,000	—	221,000	—	221,000

Issuance of common stock for acquisition of subsidiary	10,000,000	1,000	—	—	127,000	—	128,000

Issuance of common stock for asset acquisition contingent consideration	10,000,000	1,000	—	—	2,369,000	—	2,370,000

Issuance of common stock settlement of debt	35,000,000	4,000	—	—	1,746,000	—	1,750,000

Net loss	—	—	—	—	—	(7,786,000)	(7,786,000)

Balance, September 30, 2021	279,437,804	$28,000	140,000	$—	$14,464,000	$(13,564,000)	$928,000

The accompanying notes are an integral part of these consolidated financial statements.

Clickstream Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(Rounded to nearest thousand)

	For the Year Ended
	September 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,786,000)	$(2,175,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	375,000	165,000
Gain on settlement of debt	—	(5,000)
Stock based contingent consideration	2,370,000	—
Amortization of prepaid stock compensation	—	461,000
Stock based compensation	221,000	316,000
Loss on impairment	128,000	—
Loss of equity method investee	87,000	—
Change in fair value - investment in Winners, Inc.	18,000	15,000
Effect of changes in:
Prepaid expenses	1,003,000	(14,000)
Interest receivable	(41,000)	—
Accounts payable and accrued expenses	63,000	(51,000)
Accounts payable - related parties	—	(77,000)
Advances from stockholders	—	(4,000)
Net Cash Used in Operating Activities	(3,562,000)	(1,369,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit for the option to acquire common shares - Winners, Inc.	—	(100,000)
Investment in Winners, Inc.	(75,000)	(50,000)
Advance to Winners, Inc.	(315,000)	(350,000)
Repayment of advance to Winners, Inc.	—	150,000
Net Cash Used in Investing Activities	(390,000)	(350,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable	1,500,000	165,000
Payment of notes payable	(125,000)	(378,000)
Payment of advances - related parties	(9,000)	—
Payment of loan payable - stockholder	(7,000)	(65,000)
Proceeds from private placement offering	—	5,000,000
Proceeds from issuance of Series A preferred stock	—	12,000
Net Cash Provided by Financing Activities	1,359,000	4,734,000

Net Increase (Decrease) in Cash	(2,593,000)	3,015,000
Cash at Beginning of Year	3,015,000	—
Cash at End of Year	$422,000	$3,015,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$—	$—
Income taxes paid	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Fair value of common stock issued for debt settlement	$1,750,000	$1,039,000
Fair value of common stock issued accounted as prepaid stock compensation	$—	$1,552,000
Fair value of common stock issued for acquisition of subsidiary	$128,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 1 – Organization and Operations

Clickstream Corp. (“Clickstream,” “CLIS”, “we”, “our” or “the Company”), and its operating subsidiaries, have developed a free to play gaming app, WinQuikTM, based on an analytics platform that caters to the untapped market of casual users that will spend a few seconds to interact with a platform for free in order to win real money. Our primary target is not the sports betters or the fantasy players, who will join over time, but rather individuals who enjoy the low barrier to entry of entering a quick contest (short time investment) with the chance to win a prize (thrill of winning something for free). Our games will initially be quick to play quiz type games that allow the user to get involved in around 20 seconds, and then receive results from push notifications. Game types are set up dynamically. Because the format doesn’t change, we can run games nightly for professional sports entities such as the NBA, NHL, and NFL to individual events such as the Oscars, other awards shows, and new sporting events such as Soccer and NASCAR. Games and events can be automated from the backend of the operating system and launched automatically. Application Programming Interface (API) are plugged in to track results in real time, and there is a manual option to allow customs events that can be run through the platform.

In December 2020, the Company acquired Nebula Software Corp. (“NSC”) owner of HeyPalTM, a language exchange platform which allows users from around the world to learn new languages through interactive change and social posts. The Company is currently in the process of commercializing this platform. In November 2021, the Company launched its Android version of HeyPal™ in the Google Play Store.

In March 2021, the Company acquired Rebel Blockchain, Inc. (“RBI”) which has successfully launched the Beta version of its Nifter™ Music NFT Marketplace globally. Nifter™ allows artists to create, sell and discover unique music and sound NFTs. NFTs, or non-fungible tokens, are a new type of digital asset made possible through blockchain technology. NFTs can be created from any digital asset, including music and audio files, thus creating new streams of revenues for artists. The Nifter™ marketplace allows for the creation, buying and selling of these music NFTs.

In September 2021, the Company acquired approximately 53% of Winners, Inc. (WNRS) which together with its prior holdings gives an approximate 55% interest in the common stock of WNRS. Due to the existence of super-voting preferred stock of WNRS, the Company has a vote of approximately 5%. However, management has concluded that Winners, Inc and its subsidiary VegasWinners, Inc. should be considered as an investment in equity method investee. (See Note 6)

The parent (Clickstream Corp.) and subsidiaries are organized as follows:

Company Name	Incorporation Date	State of Incorporation
Clickstream Corporation	September 2005	Nevada
Nebula Software Corp.	December 2020	Delaware
Rebel Blockchain, Inc.	March 2021	Montana

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Impact of COVID-19

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, distribution centers, or logistics and other service providers.

In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for products and services and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

We have implemented adjustments to our operations designed to keep employees safe and comply with international, federal, state, and local guidelines, including those regarding social distancing. The extent to which COVID-19 may further impact the Company’s business, results of operations, financial condition and cash flows will depend on future developments, which are highly uncertain and cannot be predicted with confidence. In response to COVID- 19, the United States government has passed legislation and taken other actions to provide financial relief to companies and other organizations affected by the pandemic.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations.

Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition, and results of operations.

To date, the Company has not experienced any significant economic impact due to COVID- 19.

Going Concern and Management’s Plans

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying consolidated financial statements, for the year ended September 30, 2021, the Company had:

●	Net loss of $7,786,000; and

●	Net cash used in operations was $3,562,000

Additionally, at September 30, 2021, the Company had:

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

●	Accumulated deficit of $13,564,000

We manage liquidity risk by reviewing, on an ongoing basis, our sources of liquidity and capital requirements. The Company has cash on hand of $422,000 at September 30, 2021. Although the Company intends to raise additional debt or equity capital, the Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company has not yet generated revenues but has continuing operating expenses including but not limited to compensation, professional fees, software development and regulatory.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate sufficient revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts for the twelve months ended September 30, 2022, and our current capital structure including equity-based instruments and our obligations and debts.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its business development activities or cease operations. The Company continues to explore obtaining additional capital financing and the Company is closely monitoring its cash balances, cash needs, and expense levels.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve month period subsequent to the date that these consolidated financial statements are issued. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Management’s strategic plans include the following:

●	Pursuing additional capital raising opportunities,

●	Continuing to explore and execute prospective partnering or distribution opportunities; and

●	Identifying unique market opportunities that represent potential positive short-term cash flow.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. GAAP and include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

Use of Estimates

Preparing financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates, and those estimates may be material.

Significant estimates during the years ended September 30, 2021 and 2020, respectively, include relative fair value of assets acquired, valuation of intangible assets for impairment testing, valuation of stock-based compensation, uncertain tax positions, and the valuation allowance on deferred tax assets.

Asset Acquisitions

The Company accounts for acquisitions of legal entities that do not meet the definition of a business under ASC 805 as asset acquisitions. Assets acquired and liabilities assumed are recorded at their relative fair value and no goodwill is recorded. Contingent consideration for assets acquired is measured and is recognized as an expense on the date the contingency occurs.

Equity Method Investment

The equity method is applied to investments in affiliated companies and joint ventures. An affiliated company is an entity which is not controlled by the Company but for which the Company is able to exert significant influence over the decisions on financial and operating business policies. If the Company has 20% or more but not more than 50% of the voting rights of another entity, the Company is presumed to have significant influence over that entity however, if a company has less than 20% of the voting rights and is able to exert significant influence the equity method should be applied. Under the equity method, the investment in an affiliated company or joint venture is initially recognized at cost and the carrying amount is increased or decreased to recognize the Company’s share of the net income or loss of the affiliated company or joint venture. When the Company’s share of losses of an affiliated company equals or exceeds it interest in the affiliated company or joint venture, the Company discontinues recognizing its share of further losses. All intercompany profits have been eliminated in proportion to interests in affiliated companies or joint ventures.

Business Segments and Concentrations

The Company uses the “management approach” to identify its reportable segments. The management approach requires companies to report segment financial information consistent with information used by management for making operating decisions and assessing performance as the basis for identifying the Company’s reportable segments. Management has determined that the Company has one operating segment.

Risks and Uncertainties

The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company’s operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

The Company has experienced, and in the future expects to continue to experience, variability in sales and earnings. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the industry, (ii) general economic conditions in the various local markets in which the Company competes, including a potential general downturn in the economy, and (iii) the volatility of prices in connection with the Company’s distribution of the product. These factors, among others, make it difficult to project the Company’s operating results on a consistent basis.

Fair Value of Financial Instruments

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The three tiers are defined as follows:

●	Level 1 —Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

The Company recorded intangible assets for an asset acquisition (See Note 4). The Company performs impairment tests on these assets to reduce such asset to their fair value as applicable. These are considered level 3 non-recurring fair value measurements. The Company may use both qualitative and quantitative techniques such as the income method to value such assets. At September 30, 2021, the Company recorded impairment of intangible assets of $128,000.

The Company’s financial instruments, including cash, accounts payable and accrued expenses, and accounts payable and accrued expenses – related party, are carried at historical cost. At September 30, 2021 and 2020, respectively, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (“fair value option”). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding financial instruments.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Cash and Cash Equivalents and Concentration of Credit Risk

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At September 30, 2021 and September 30, 2020, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000. At September 30, 2021 and September 30, 2020, the Company had cash in banks exceeding the insured FDIC limit of $172,000 and $2,765,000, respectively.

Impairment of Long-lived Assets

Management evaluates the recoverability of the Company’s identifiable intangible assets and other long-lived assets when events or circumstances indicate a potential impairment exists, in accordance with the provisions of ASC 360-10-35-15 “Impairment or Disposal of Long- Lived Assets.” Events and circumstances considered by the Company in determining whether the carrying value of identifiable intangible assets and other long-lived assets may not be recoverable include but are not limited to significant changes in performance relative to expected operating results; significant changes in the use of the assets; significant negative industry or economic trends; and changes in the Company’s business strategy. In determining if impairment exists, the Company estimates the undiscounted cash flows to be generated from the use and ultimate disposition of these assets.

If impairment is indicated based on a comparison of the assets’ carrying values and the undiscounted cash flows, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

During the year ended September 30, 2021, the Company recorded an impairment loss of $128,000. There was no such impairment loss in the year ended September 30, 2020.

Management reviews the carrying value of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Investments

Equity investments with readily determinable fair values are measured at fair value. Equity investments without readily determinable fair values are measured using the equity method or measured at cost with adjustments for observable changes in price or impairments (referred to as the measurement alternative). We perform a qualitative assessment on an annual basis and recognize an impairment if there are sufficient indicators that the fair value of the investment is less than carrying value. Changes in value are recorded as part of other (income) expense.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of September 30, 2021 and September 30, 2020, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

The Company recognizes interest and penalties related to uncertain income tax positions in other expense. No interest and penalties related to uncertain income tax positions were recorded for the years ended September 30, 2021 and 2020, respectively.

As of September 30, 2021, tax years 2018-2020 remain open for IRS audit.

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Cuts and Jobs Act of 2017 (“2017 Tax Act”). Corporate taxpayers may carryback net operating losses (NOLs) originating between 2018 and 2020 for up to five years, which was not previously allowed under the 2017 Tax Act. The CARES Act also eliminates the 80% of taxable income limitations by allowing corporate entities to fully utilize NOL carryforwards to offset taxable income in 2018, 2019 or 2020. Taxpayers may generally deduct interest up to the sum of 50% of adjusted taxable income plus business interest income (30% limit under the 2017 Tax Act) for 2019 and 2020. The CARES Act allows taxpayers with alternative minimum tax credits to claim a refund in 2020 for the entire amount of the credits instead of recovering the credits through refunds over a period of years, as originally enacted by the 2017 Tax Act.

In addition, the CARES Act raises the corporate charitable deduction limit to 25% of taxable income and makes qualified improvement property generally eligible for 15-year cost- recovery and 100% bonus depreciation. The enactment of the CARES Act did not result in any material adjustments to our income tax provision for the years ended September 30, 2021 and 2020, respectively.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the consolidated statements of operations.

The Company recognized $260,000 and $0 in marketing and advertising costs during the years ended September 30, 2021 and 2020, respectively.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

Stock-Based Compensation

We account for our stock-based compensation to employees and non-employees under ASC 718 “Compensation – Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the requisite service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Basic and Diluted Earnings (Loss) per Share

Pursuant to ASC 260-10-45, basic earnings (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the periods presented. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares may consist of common stock issuable for stock options and warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future. In the event of a net loss, diluted loss per share is the same as basic loss per share since the effect of the potential common stock equivalents upon conversion would be anti-dilutive.

The following potentially dilutive equity securities outstanding as of September 30, 2021 and 2020 are as follows:

	September 30, 2021	September 30, 2020
Series A, convertible preferred stock (1)	400,000,000	400,000,000
Total common stock equivalents	400,000,000	400,000,000
(1) each share converts to 100 shares of common stock

Based on the potential common stock equivalents noted above at September 30, 2021, the Company has sufficient authorized shares of common stock (2,000,000,000) to settle any potential exercises of common stock equivalents.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

Recent Accounting Standards

Changes to accounting principles are established by the FASB in the form of ASU’s to the FASB’s Codification. We consider the applicability and impact of all ASU’s on our consolidated financial position, results of operations, stockholders’ deficit, cash flows, or presentation thereof. Management has evaluated all recent accounting pronouncements as issued by the FASB in the form of Accounting Standards Updates (“ASU”) through the date these financial statements were available to be issued and found no recent accounting pronouncements issued, but not yet effective accounting pronouncements, when adopted, will have a material impact on the financial statements of the Company.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments, which supersedes current guidance by requiring recognition of credit losses when it is probable that a loss has been incurred. The new standard requires the establishment of an allowance for estimated credit losses on financial assets including trade and other receivables at each reporting date. The new standard will result in earlier recognition of allowances for losses on trade and other receivables and other contractual rights to receive cash. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments – Credit Losses (Topic 326), Derivatives and Hedging (Topic 815) and Leases (Topic 842), which extends the effective date of Topic 326 for certain companies until fiscal years beginning after December 15, 2022. The new standard will be effective for the Company in the first quarter of fiscal year beginning October 1, 2023, and early adoption is permitted. The Company has not completed its review of the impact of this standard on its consolidated financial statements.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have material effect on the Company’s consolidated financial statements.

However, based on the Company’s history of immaterial credit losses from trade receivables, management does not expect that the adoption of this standard will have a material effect on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, to reduce complexity in applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 is effective for interim and annual periods beginning after December 15, 2023, with early adoption permitted. We adopted this pronouncement on January 1, 2021; however, the adoption of this standard did not have material effect on the Company’s consolidated financial statements.

Note 3 – Note Receivable, Investment In and Option to Acquire Common Shares - Winners, Inc. – Related Party

During the year ended September 30, 2020, the Company completed certain transactions with Winners Inc., formerly known as GoooGreen, Inc. (OTC:WNRS) (www.vegaswinners.com). Winners, Inc. is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company. These transactions are considered related party transactions since certain officers and members’ of the Company’s Board of Directors are also members of Winner’s Inc. Board of Directors.

On September 8, 2021 the Company exercised the option to acquire common shares of Winners, Inc and the Company recorded the investment using the equity method of accounting and reflecting it as an equity method investee.

These transactions are as follows:

	30-09-2021	30-09-2020
A. Notes Receivable	$515,000	$200,000
B. Accrued interest income	41,000	—
C. Investment in Winners, Inc.	—	35,000
D. Option to acquire common shares of Winners, Inc.	—	100,000
E. Investment in Winners, Inc. equity investment method	105,000	—
Total	$661,000	$335,000

A.	Notes Receivable

In July, 2020, the Company received a promissory note in the amount of $350,000 from Winners Inc., formerly known as GoooGreen, Inc. in exchange for cash. Winners Inc. (OTC:WNRS)(www.vegaswinners.com) is engaged in the business of sports gambling research, data, advice, analysis and predictions utilizing all available media, advertising formats and its database of users. The business and customers of Winners is expected to compliment and benefit that of the Company.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

The note is secured by all tangible and intangible assets of Winners Inc., bears interest at a rate of 10% per annum and matured on August 11, 2021. Subsequent to the receipt of the promissory note, a total of $150,000 has been collected. The balance of the note receivable as of September 30, 2020 is $ 200,000. This note is past due as of September 30, 2021

During the year ended September 30, 2021, the Company received two promissory notes from Winners Inc. in the aggregate of $315,000. The promissory notes are secured by tangible and intangible assets of Winners, Inc., bears interest at a rate of 10% per annum and will mature in November and December 2021.

The balance of the notes receivable as of September 30, 2021 is $ 515,000 with $200,000 past due. Subsequent to September 30, 2021, the Company has received $425,000 in principal from the notes receivable.

B.	Accrued interest income

During the year ended September 30, 2021, the Company recorded interest income receivable of $41,000 from the notes receivable.

C.	Investment in Winners Inc.

In July 2020, the Company purchased 500,000 shares of Winners Inc. common stock representing approximately 3% of Winners, Inc. issued and outstanding common stock in exchange for cash of $50,000.

The Company accounted for the investment to Winners Inc. pursuant to ASC 320, Investments - Debt and Equity, as the Company’s equity interest does not give it the ability to exercise significant influence (generally less than 20% of an investee’s equity) and accounts for the investment at fair value. The investment is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. As of September 30, 2020, the investment had a fair value of $35,000, resulting in a loss on investment of $15,000 during the year ended September 30, 2020.

On September 8, 2021 the Company started accounting for its investment in Winners, Inc as an equity method investment (See Note 6)

D.	Option to acquire common shares of Winners, Inc.

In August 2020, the Company obtained an option as amended from Thomas Terwilliger, Winners Inc.’s Chief Executive Officer and shareholder, to purchase 149,012,000 (14,901,200 pre-split) common shares for $175,000 for which the Company has provided a $100,000 non-refundable deposit. Once the Company has remitted the remaining $75,000 to Mr. Terwilliger, the option will be exercisable anytime through May 31, 2021 and which was subsequently extended.

The Company followed the guidance of ASC 321, Investment – Equity Securities and accounted the option at cost of $100,000 at September 30, 2020. The remaining balance of $75,000 was paid to Mr. Terwilliger and the option was exercised on September 8, 2020. (See Note 6)

E.	Investment in equity method investee - Winners, Inc.

The remaining balance of $75,000 was paid to Mr. Terwilliger and the option was exercised on September 8, 2021. The Company followed the guidance of ASC 323, Investment - Equity Method and Joint Ventures (See Note 6)

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 4– Acquisition of Nebula Software Corp. (Asset Purchase)

On December 3, 2020, the Company acquired 100% of the outstanding shares of Nebula in exchange for 10,000,000 shares of common stock having a fair value of $128,000 ($0.0128/share), based upon the quoted closing trading price. The $128,000 was recorded as an intangible asset. In addition there was 10,000,000 additional common shares due as contingent consideration upon the launch of HeyPal™ App without major software bugs which inhibit large functionality. These were issued and accounted for as a $2,370,000 expense in March 2021 when the contingency occurred, which is included in general and administrative expenses.

With the acquisition, the Company is able to consolidate and complement existing content operations, trained workforce, proprietary software and operating platform, and the opportunity to generate future synergies with our existing business.

The Company has included the results of operations of Nebula from the acquisition date through the end of the period. There were no acquisition related costs.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill.

During the year ended September 30, 2021, the Company recorded an impairment expense of $128,000 since the asset has not generated any revenue and the Company cannot project any positive cash flows.

Note 5 – Acquisition of Rebel Blockchain, Inc. (“RBI”) (Asset Purchase)

On March 19, 2021, the Company acquired 100% of Rebel Blockchain, Inc. (a start-up) in exchange for a contingent consideration arrangement for additional compensation in the form of up to 15,000,000 of CLIS common shares

Pursuant to the agreement, the Company would be required to issue milestone payments in the form of common stock as follows:

●	2,000,000 shares upon launch of Nifter™ marketplace without major software bugs which inhibit large functionality subject to and issuable upon CLIS common stock 10-day volume weighted minimum average price per share of $0.30 within 15 days of the benchmark being reached.

●	3,000,000 shares upon reaching $100,000 in monthly gross merchandise value on the Nifter™ platform subject to and issuable upon CLIS common stock 10-day volume weighted minimum average price per share of $0.50 within 15 days of the benchmark being reached.

●	4,000,000 shares upon reaching $1,000,000 in yearly gross merchandise value on the Nifter™ platform subject to and issuable upon CLIS common stock 10-day volume weighted minimum average price per share of $0.75 within 15 days of the benchmark being reached.

●	6,000,000 shares upon reaching $10,000,000 in 3-year gross merchandise value on the Nifter™ platform subject to and issuable upon CLIS common stock 10-day volume weighted minimum average price per share of $ 1.00 within 15 days of the benchmark being reached.

As of the issuance date of this report, no contingency has been met and no contingent shares have been issued.

Pursuant to ASU 2017-01, Business Combinations (Topic 805): “Clarifying the Definition of a Business”, this acquisition was determined to be that of an asset and not a business, therefore, there was not a business combination requiring acquisition accounting or related financial reporting. Since this was deemed to be an asset purchase, this did not result in the recognition of goodwill and no assets or liabilities were recorded on the acquisition date as there was no initial consideration.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 6 – Equity Method Investment – Related Party

In fiscal 2020, the Company was granted by Thomas Terwilliger, Winners Inc.’s Chief Executive Officer an option to purchase 149,012,000 shares owned by him representing approximately 83.3% of the Winners Inc.’s then outstanding common stock for $175,000 for which the Company has provided a $100,000 non-refundable deposit in 2020. On September 8, 2021 the Company completed the option exercise and paid the remaining $75,000 to Thomas Terwilliger. Prior to the exercise of the option, the Company owned 5,000,000 shares of Winners, Inc. With the exercise of the option, the Company now owns 154,012,000 shares of the common stock of Winners, Inc. The total shares outstanding of Winners, Inc. on the date of exercise was 280,090,934.

As a result the Company owned approximately 55% of Winners, Inc. common shares but does not have voting control due to the outstanding Series A preferred stock which has super-voting rights (See Below)

Winners, Inc has outstanding Redeemable Preferred Stock with the following terms:

●	100,000,000 shares authorized
●	Par value – $0.001
●	Convertible – one hundred (100) shares of common stock for each one (1) share of preferred stock
●	Dividends – para passu with common stock
●	Voting - equivalent to the as converted number of common shares (100:1)
●	Liquidation value – no stated value but para passu with common stock on an as converted basis Deemed liquidation provision relating to any reorganization, recapitalization, reclassification, consolidation or merger.
●	Convertible – Automatic upon the later of (a) written consent of at least a majority of the then outstanding Series A preferred stock or (b) January 1, 2023.
●	Anti-dilution rights – Ability to maintain a 90% interest on a fully-diluted basis of all common stock and related common stock equivalents for the period ending January 1, 2024.

There are 9,000,000 Series A preferred shares issued and outstanding. The total voting power of those shares is 900,000,000 votes.

The Company conducted an analysis to determine the proper accounting method and although Clickstream directly holds less than 20% of the vote of Winners (approximately 5.5%), Clickstream can exert influence over Winners due to among other reasons, voting shares held by related parties of Clickstream and board representation. Therefore, the Company determined that the investment should be recorded pursuant ASC 323, Investment - Equity Method and Joint Ventures.

Accordingly, the Company has recognized the investment in Winners and its subsidiary VegasWinners, Inc. effective September 8, 2021 as an equity method investment.

At September 30, 2021 the underlying equity in net assets of Winners, Inc and its subsidiary was $1,456,000. The Company owns 54.99% of the common stock of Winners, Inc., or $800,000. The book value on the initial date of September 8, 2021 is $192,000. Therefore the book value exceeds the purchase price of $192,000 (See table below) by $608,000.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Consideration Paid:
Fair Value

Cash	$175,000
Pre-existing investment at fair value	$17,000
Total consideration paid	$192,000

The Company measured the fair value per share of the outstanding capital stock on the initial date of September 8, 2021 utilizing a dribble out method which resulted in a fair value of the pre-existing interest of $17,000.

A loss of $18,000 was recognized in operations on the re-measurement to fair value of the pre-existing equity interest held.

September 30, 2021
Initial recognition, September 8, 2021	$192,000
Proportionate loss of equity method investee	(87,000)
Investment in equity method investee - Winners, Inc.	$105,000

Summarized Financial Information of Investee

September 30, 2021

Revenues	$—
Operating expenses	154,000
Net Loss	$(154,000)

As of September 30, 2021, the Company owns 154,012,000 shares of Winners, Inc. The quoted closing price on that date was $.0517. As such, the market value of the investment based on the closing price is $7,962,420.

Note 7 – Notes Payable

From June 2016 through June 2017, the Company issued notes payable in the aggregate of $48,000 in exchange for cash. The notes payable are unsecured, bear interest starting at 8% up to 20% per annum, and matured starting in September 2016 through January 2018.

In March 2020, the Company issued notes payable in the aggregate of $330,000 in exchange for cash of $165,000, representing an original issue discount (OID) of $165,000. The notes did not bear interest, however, the implied interest rate was determined to be 50% as the notes were issued at a discount of 50%, and matured starting in June 2020 through September 2020. The OID was accounted as debt discount and was amortized to interest expense over the term of the notes payable.

During the year ended September 30, 2020, the Company paid all outstanding notes payable in the aggregate of $378,000. As of September 30, 2020, there were no outstanding balance of our notes payable.

The Company also issued five convertible notes payable with unrelated parties during 2021. The notes were issued with a combined principal value of $1,875,000 and original issuance discount of $375,000 for net proceeds of $1,500,000. The notes convert at $0.05 per share.

During the year ended September 30, 2021, one of these notes for $125,000 was repaid in cash, and the other four notes with a balance of $1,750,000 were converted into 35,000,000 shares of common stock. These notes have no balance as of September 30, 2021.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 8– Loan Payable - Stockholder

In fiscals 2017 and 2016, the Company issued promissory notes to a stockholder, in the aggregate of $65,000 in exchange for cash. The notes are unsecured and are due within ten days upon on the completion of an initial financing by the Company.

During the year ended September 30, 2020, the Company repaid the balance of $65,000. As of September 30, 2020, there was no outstanding balance of loan payable to stockholder.

Note 9– Related Party Transactions

Accounts Payable – Related Parties:

Accounts Payable – Related Parties represents unpaid fees to officers and stockholders for consulting and corporate services rendered to the Company.

During the year ended September 30, 2020, the Company entered into settlement agreements with certain officers and stockholders for the settlement of unpaid fees in the aggregate of $1,123,000 in exchange for cash payment of $100,000 and issuance of 6,750,000 shares of common stock with fair value of $18,000. As a result of these settlements, the Company recorded a gain of $1,005,000 to account the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of a settlement with related parties. As of September 30, 2020, outstanding amounts due to these officers and stockholders amounted to $9,000. During the year ended September 30, 2021, the balance has been repaid.

Advances from Stockholders:

Advances from stockholders represents cash advances received from stockholders or expenses paid by the stockholders on behalf of the Company.

During the year ended September 30, 2020, the Company recorded advances of $4,000 and paid $8,000. In addition, one stockholder settled advances of $8,000 in exchange for the issuance of 1,000,000 shares of common stock with a fair value of $3,000. As a result of this settlement, the Company recorded a gain of $5,000 to account for the difference between the amount of debt settled and the fair value of the common shares issued. The gain was accounted as part of additional paid in capital pursuant to current accounting guidelines as it was the result of settlement with a related party. As of September 30, 2020, outstanding advances from stockholders amounted to $7,000. During the year ended September 30, 2021, the balance has been repaid.

Consulting Agreements:

During fiscal 2020, the company executed consulting agreements with shareholders and/or officers of the Company ranging from 12 months to 36 months. As a result the Company recognized consulting expense of $238,000.

During fiscal 2021, the Company recognized consulting expense of $924,000.

Winners Inc:

During the year ended September 30, 2020, the Company received a promissory note from Winners, Inc. and also purchased equity interests. See Note 3.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 10– Convertible Series A Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock and has designated 4,000,000 preferred shares as Series A preferred.

The Series A has the following rights and privileges as amended:

●	have a conversion rate of 100 shares of Common Stock for each share of Preferred Stock;

●	shall be treated pari passu with Common Stock except that the dividend on each share of Preferred Stock shall be the amount of dividend declared and paid on each share of common stock multiplied by the Conversion rate;

●	shall be treated pari passu with Common Stock except that the liquidation payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock multiplied by the Conversion Rate;

●	shall vote on all matters as a class with the holders of Common Stock and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share equal to the Conversion Rate;

●

shall automatically be converted into shares of common stock at its then effective Conversion Rate upon the latest of:

a.     The closing of either a Form S-1 Registration or Form 1-A Offering under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company   with $5,000,000 in cash proceeds to the Company, net of underwriting discounts;

b.     The written consent of the holders of at least a majority of the then outstanding Series A Convertible Preferred stock; and

c.     January 1, 2022

●	shall have anti-dilution rights (the “Anti-Dilution Rights”) during the Two-year period after the Series A Convertible Preferred converted into shares of Common Stock at its then effective conversion Rate. The anti- dilution rights shall be a pro-rata to the holder’s ownership of the Series A Convertible Preferred Stock. The company agrees to assure that the holders of the Series A Convertible Preferred Stock shall have and maintain at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of common stock and preferred stock of the Company from time to time, at the rate of 80%, calculated on a fully- diluted basis. In the event that the Company issues any shares of common stock, preferred stock or any security convertible into or exchangeable for common stock or preferred stock to any person or entity, the Company agrees to undertake all necessary measures as may be necessary or expedient to accommodate its performance under this Series A Convertible Preferred Stock Designation, including, without limitation, the amendment of its articles of incorporation to the extent necessary to provide for a sufficient number of shares of authorized common stock or preferred stock to be issued to Series A Convertible Preferred Stock holders so as to maintain in Series A Convertible Preferred Stock holders, a 80% interest in the common stock and preferred stock of the Company, calculated on a fully-diluted basis.

Issuance of Series A Convertible Preferred Stock

During the year ended September 30, 2020, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock (Series A) in exchange for cash of $12,000 or $0.0125 per share. In addition, the Company issued 2,000,000 shares of its Series A to two non-related consultants for services rendered and 1,000,000 shares of its Series A to a related party pursuant to a consulting agreement with a total fair value of $38,000 which was based on the cash selling price of the Series A of $0.0125 per share

The Company considered accounting guidance to determine the appropriate treatment of the Series A shares. Accordingly, based on a deemed liquidation provision which causes potential cash redemption of the Series A shares, the Company recorded the issuance of its Series A for cash and services with a total amount of $50,000 as temporary equity.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Inherent Compensation

Prior to the issuance of the 4 million Series A shares in December 2019, the market capitalization of the Company was estimated to be $217,000 based upon the Company’s issued and outstanding common stock of 83,438,231 shares. The Company determined that the Series A shareholders were granted an inherent compensation/benefit since the Series A shares are convertible to 400,000,000 shares of common stock that will result in a substantial change in the ownership of the Company upon its conversion. At the date of the issuance of the Series A, holders of the Series A shares on an if converted basis, will potentially own approximately 83% of the Company. As such, the Company recorded stock compensation of $180,000 in 2020 based upon the estimated market capitalization of the Company and the estimated change in ownership to account for the inherent compensation as a result of the issuance of the Series A shares.

Note 11 - Stockholders’ Equity

Issuance of Common Stock for Services

During the year ended September 30, 2021, the Company issued a total of 3,877,179 shares of common stock to consultants with a fair value of $221,000 for services rendered. The common shares issued were valued at the trading price at the respective date of issuances.

During the year ended September 30, 2020, the Company issued a total of 8,022,394 shares of common stock to consultants with a fair value of $98,000 for services rendered. In addition, the Company also issued 21,250,000 shares of common stock to consultants with a fair value of $1,552,000 with a requisite service period of 12 months up to 24 months Pursuant to current accounting guidelines, the Company recorded the fair value of $1,571,000 as part of prepaid expenses and is being amortized over the corresponding requisite service period. During the year ended, the Company amortized a total of $461,000 of these prepaid stock compensation, leaving a balance of $ 1,105,000 in prepaid expenses as of September 30, 2020. These common shares issued were valued at the trading price at the respective date of issuances.

Issuance of Common Stock for Asset Acquisition

In December 2020, the Company issued 10,000,000 shares of common stock to acquire 100% of Nebula Software Corp. with a fair value of $128,000 based on the quoted trading price on the date of acquisition.

Issuance of Common Stock as Contingent Consideration

In March 2021, the Company issued 10,000,000 shares of common stock with a fair value of $2,370,000 to settle contingent consideration related to the Nebula Software Corp. acquisition upon settlement of the contingency which was the launch of the HeyPal app. The common shares were valued at the trading price on the date the contingency occurred. This amount is included in general and administrative expense in operations.

Issuance of Common Stock for Settlement of Debt

During the year ended September 30, 2021, the Company issued 35,000,000 shares of common stock, as conversion of notes payable with a fair value of $1,750,000. The conversion price was $0.05 which was the Regulation A offering price. There was no gain or loss on the conversion.

During the year ended September 30, 2020, the Company issued a total of 7,750,000 shares of common stock with a fair value of $21,000 to settle debts. In addition, the Company also issued 100,000 shares of common stock with a fair value of $8,000 to consultants as part of a settlement of debt that was accounted as a loss on settlement of debt. The common shares issued were valued at the trading price at the respective date of settlement.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Issuance of Common Stock for Cash

During the year ended September 30, 2020, the Company conducted a private placement offering. As a result of this offering, the Company issued 100,000,000 shares of common stock which resulted in cash proceeds of $5,000,000.

Note 12 – Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily expenses to vendors contracted to perform research projects and develop technology for the Company’s mobile gaming applications. Costs incurred for research and development are expensed as incurred.

During the year ended September 30, 2021, the Company incurred $692,000 of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app and the HeyPal app.

During the year ended September 30, 2020, the Company incurred $302,000 of research and development expenses relating to the Company’s efforts to develop, design and enhance our mobile gaming app.

Note 13– Commitments and Contingencies

Legal Matters

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There are no legal proceeding currently pending.

Consulting Agreements

The Company has consulting agreements with various consultants and related party consultants with a service term ranging from 12 months up to 36 months. The following table summarizes the Company’s future payments/commitments as of September 30, 2021:

Year ending September 30:
2022	$803,000
2023	209,000
Total minimum payments	$1,012,000

A total of $1,012,000 of our future payments/commitments are due to related party consultants (see Note 9).

Other Commitments

Certain asset acquisition contingent consideration may be issuable in the future if contingency conditions are met (See Note 5).

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 14 – Income Taxes

The Company did not record any income tax provision for the years ended September 30, 2021 and 2020 due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and California (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years since September 30, 2015. At September 30, 2021, the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $ 7.85 million. These carry forwards will begin to expire in the year ending September 30, 2035, subject to IRS limitations, including change in ownership. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At September 30, 2021 and 2020, based on the weight of available evidence, including cumulative losses in recent years and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $1.929 million would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets. The components of our deferred tax assets are as follows.

	9/30/2021	9/30/2020
Net Operating Loss Carryforward	$1,921,000	$445,000
Less: Non-cash items and other temporary differences	8,000	238,000
Total net deferred tax assets	1,929,000	683,000
Less: valuation allowance	(1,929,000)	(683,000)
Net Deferred tax assets	$—	$—

A reconciliation of income taxes with the amount computed at the statutory rate are as follows:

	9/30/2021	9/30/2020
Computed tax provision (benefit) at federal statutory rate	-21%	-21%
State income taxes, net of federal benefit	-3%	-3%
Permanent differences	8%	-1%
Change in valuation allowance	16%	-25%
	0%	0%

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Note 15– Subsequent Events

Subsequent to September 30, 2021, the Company issued a total of 6,797,534 shares of common stock to consultants with a fair value of $436,000 for services rendered. The common shares issued were valued at the trading price at the respective date of issuances.

Subsequent to September 30, 2021, the Company issued a total of 20,000,000 shares of common stock in a private placement offering for cash proceeds of $1,000,000.

On October 14, 2021, the Company issued a total of 1,550,000 shares of common stock as settlement of an employment agreement with a former employee. The common shares were valued at the trading price of $0.10 on the settlement date or $155,000. As there was $9,000 accrued to the employee, the Company will recognize a loss on the settlement of $146,000.

Subsequent to September 30, 2021, the Company issued a convertible note payable in the aggregate of $169,000 in exchange for cash of $154,000, representing an original issue discount (OID) of $15,000. A one-time interest charge of 10% was applied and $17,000 was added to the principal. The principal and interest is to be paid equally over ten consecutive payments for a total of $186,000, with a final maturity date of December 9, 2022. First payment was due January 10, 2022 and was paid by the Company. There is a cross-default provision whereby the note becomes immediately due in the event of default and the total obligation is equal to 150% times of the then outstanding balance plus default interest.

If any of the following events of default listed below shall occur, and if the borrower fails to pay the default amount within five (5) business days of written notice that such amount is due and payable, then the holder shall have the right at any time, to convert the balance owed pursuant to the note including the default amount into shares of common stock of the Company as set forth herein.

Failure to Pay Principal and Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise and such breach continues for a period of five (5) days after written notice from the Holder.

Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in this Note and any collateral documents including but not limited to the Purchase Agreement and such breach continues for a period of twenty (20) days after written notice thereof to the Borrower from the Holder.

Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Purchase Agreement), shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

Delisting of Common Stock. The Borrower shall fail to maintain the listing of the Common Stock on at least one of the OTC (which specifically includes the quotation platforms maintained by the OTC Markets Group) or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange.

Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Exchange Act; and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.

Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

Financial Statement Restatement. The restatement of any financial statements filed by the Borrower with the SEC at any time after 180 days after the Issuance Date for any date or period until this Note is no longer outstanding, if the result of such restatement would, by comparison to the un-restated financial statement, have constituted a material adverse effect on the rights of the Holder with respect to this Note or the Purchase Agreement.

Replacement of Transfer Agent. In the event that the Borrower proposes to replace its transfer agent, the Borrower fails to provide, prior to the effective date of such replacement, a fully executed Irrevocable Transfer Agent Instructions in a form as initially delivered pursuant to the Purchase Agreement (including but not limited to the provision to irrevocably reserve shares of Common Stock in the Reserved Amount) signed by the successor transfer agent to Borrower and the Borrower.

Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the Other Agreements, after the passage of all applicable notice and cure or grace periods, shall, at the option of the Holder, be considered a default under this Note and the Other Agreements, in which event the Holder shall be entitled (but in no event required) to apply all rights and remedies of the Holder under the terms of this Note and the Other Agreements by reason of a default under said Other Agreement or hereunder. “Other Agreements” means, collectively, all agreements and instruments between, among or by: (1) the Borrower, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including, without limitation, promissory notes; provided, however, the term “Other Agreements” shall not include the related or companion documents to this Note. Each of the loan transactions will be cross-defaulted with each other loan transaction and with all other existing and future debt of Borrower to the Holder.

The note is convertible with a conversion price of 75% of the lowest trading price during the ten trading days prior to the conversion date. The OID will be accounted as debt discount and will be amortized to interest expense over the term of the note payable. The note will be treated as stock settled debt.

Subsequent to September 30, 2021, the Company issued a convertible note payable in the aggregate of $600,000 in exchange for cash of $500,000, representing an original issue discount (OID) of $100,000. The note bears interest at 8% per annum and all principal and unpaid interest are due and payable on maturity on May 16, 2022. From the period commencing February 16, 2022 and terminating on maturity date, the noteholder has the right to exchange the principal plus accrued interest into shares of the Company’s qualified Reg A offering. The note is convertible with a conversion price of $0.04 per share provided that number of shares beneficially owned by the noteholder and its affiliates results in the beneficial ownership exceeding 4.99% of the then outstanding shares of common stock.

CLICKSTREAM CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended September 30, 2021 and 2020

In the event of default the entire unpaid principal and accrued interest become immediately due and payable upon the occurrence of any of the following events:

(a) any failure on the part of the Company to make any payment under this Note when due, and such failure continues for five (5) days after the due date; accrued interest shall default to the maximum legal rate.

(b) the Company’s commencement (or take any action for the purpose of commencing) of any proceeding under any bankruptcy, or for the reorganization of any party liable hereon, whether as maker, endorser, guarantor, surety or otherwise, or for the readjustment of any of the debts of any of the foregoing parties, under the Federal Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, by any of the foregoing parties, or against any of the foregoing parties;

(c) a proceeding shall be commenced against the Company under any bankruptcy, reorganization, arrangement, readjustment of debt, moratorium or similar law or statute and relief is ordered against such party, or the proceeding is controverted but is not dismissed within thirty (30) days after the commencement thereof;

(d) the appointment of a receiver, trustee or custodian for all or substantially all of the assets of the Company, which appointment remains in place for at least one hundred twenty (120) days, the dissolution or liquidation of the Company; or

(e) the admission by the Company of its inability to pay its debts as they mature, or an assignment for the benefit of the creditors of the Company.

The OID will be accounted as debt discount and will be amortized to interest expense over the term of the notes payable.

In addition, the Company has reserved a total 43,296,296 shares as per the notes payable agreements.

Subsequent to September 30, 2021, the Company has received $425,000 in principal from the notes receivable - Winners, Inc.

Subsequent to September 30, 2021, the Company entered into a stock purchase agreement whereby the Company purchased back 462,500 Series A preferred shares from a related party for the total sum of $100,000 on the following terms. Initially, $50,000 was paid within one day of execution of the agreement and the remaining balance of $50,000 shall be paid over 12 equal monthly installments of $4,166.67 commencing March 1, 2022. The preferred shares will be surrendered to the Company pro-rata as the payments are made.

PART III – EXHIBITS

Index to Exhibits

2.1	Articles of Incorporation*
2.2	Agreement and Plan of Merger*
2.3	Bylaws*
2.4	Articles of Amendment (Series A Convertible Preferred Stock)*
3.1	Promissory Notes issued by Winners, Inc.***
4.1	Form of Subscription Agreement*
6.1	Application Development Agreement dated March 20, 2020 between the Company and InfinixSoft*
6.2	Addendum to Application Development Agreement dated February 23, 2021 between the company and InfinixSoft**
6.3	Director Agreement between the Company and Michael O’Hara with addendum*
6.4	Director Agreement between the Company and Frank Magliochetti*
6.5	Addendum to Director Agreement between the Company and Frank Magliochetti
6.6	Independent Contractor Agreement dated as of February 1, 2020 between the Company and Michael Handelman*
6.7	Addenda to Independent Contractor Agreement dated as of February 1, 2020 between the Company and Michael Handelman**
6.8	Consulting Agreement dated December 24, 2019 between the Company and Parcae Capital Corporation*
6.9	Addenda to Consulting Agreement dated December 24, 2019 between the Company and Parcae Capital Corporation*
6.10	Consulting Agreement dated December 24, 2019 between the Company and Leonard Tucker, LLC**
6.11	Addenda to Consulting Agreement dated December 24, 2019 between the Company and Leonard Tucker, LLC*
6.12	Consulting Agreement dated December 24, 2019 between the Company and Capa Partners, Ltd*
6.13	Consulting Agreement dated December 24, 2019 between the Company and Irwin Meyer*
6.14	Vice-President, Program Development Agreement between the Company and Amber Theoharis*
6.15	Addendum to Vice-President, Program Development Agreement between the Company and Amber Theoharis**
6.16	Game Show Host and Executive Producer Agreement with Pooch Hall**
6.17	Reorganization and Stock Purchase Agreement between the Company and Rebel Blockchain, Inc. dated March 19, 2021**
6.18	Marketing Agreement between the Company and Heather Krug**
6.19	Option Agreement between the Company and Tom Terwilliger**
6.20	Loan Agreement between the Company and Winners, Inc.**
6.21	Reorganization and Stock Purchase Agreement dated December 4, 2020 between the Company and Nebula Software Corp.**
11.1	Consent of Independent Registered Public Accounting Firm – Salberg & Company, P.A.***
11.2	Consent of Independent Registered Public Accounting Firm – Weinberg & Company, P.A.***
11.3	Consent of counsel (included in Exhibit 12.1)***
12.1	Opinion re: legality***

*Filed as an exhibit to the Company’s Offering Statement as amended, which was qualified on June 4, 2020

**Previously filed

*** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on September 22, 2022.

CLICKSTREAM CORPORATION

By:	/s/ Frank Magliochetti
Frank Magliochetti
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Frank Magliochetti	September 22, 2022
Frank Magliochetti
Chief Executive Officer, Chief Financial Officer [Principal Accounting Officer], Secretary and Director

By:	/s/ Raymond Brothers	September 22, 2022
Raymond Brothers
Director

By:	/s/ Michael J. O’Hara	September 22, 2022
Michael J. O’Hara
Director

By:	/s/ Michael J. O’Hara	September 22, 2022
Michael J. Smith
Director